EXECUTION VERSION

NINTH RESTATED AND AMENDED CREDIT AGREEMENT
Dated as of April 15, 2016
among
TRITON CONTAINER INTERNATIONAL LIMITED,
as the Borrower,
Various Lenders,
MUFG UNION BANK, N.A., as
as Syndication Agent,
WELLS FARGO BANK, N.A. AND SUNTRUST BANK,
as Co-Documentation Agents,
and
BANK OF AMERICA, N.A.,
as Administrative Agent and an Issuer
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
SUNTRUST ROBINSON HUMPHREY, INC.,
MUFG UNION BANK, N.A. AND
WELLS FARGO BANK, N.A.,
Joint Lead Arrangers
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
AND
MUFG UNION BANK, N.A.,
Joint Book Runners

i

(continued)

ii

(continued)

iii

(continued)

iv

SCHEDULES
Schedule I	Amounts of Commitments and Percentages of Lenders
Schedule II	Indebtedness Constituting Subordinated Funded Debt
Schedule 1.1(a)	Pricing Schedule
Schedule 1.1(b)	Existing Letters of Credit
Schedule 9.6	Insurance
Schedule 9.7	Litigation and Contingent Liabilities
Schedule 9.9	Subsidiaries
Schedule 9.10	Partnerships, Limited Liability Companies
Schedule 9.14	ERISA Matters
Schedule 9.15	Environmental Matters
Schedule 10.2	Addresses for Notices
Schedule 10.6	Insurance Requirements
Schedule 10.20	Liens
Schedule 15.8	Assignment Processing and Recordation Fees

EXHIBITS
Exhibit A	Authorized Signatories
Exhibit B	Form of Note
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Loan Request
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Assumption
Exhibit G	Subordination Provisions Applicable to Subordinated Funded Debt
Exhibit H	Copy of Security and Intercreditor Agreement
Exhibit I	Copy of Intercreditor Collateral Agreement

v

NINTH RESTATED AND AMENDED CREDIT AGREEMENT
THIS NINTH RESTATED AND AMENDED CREDIT AGREEMENT dated as of April 15, 2016 is among TRITON CONTAINER INTERNATIONAL LIMITED, a Bermuda company (the “Borrower”), each lender from time to time party hereto (each a “Lender” and collectively the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent and an Issuer.
W I T N E S S E T H:
WHEREAS, the Borrower is engaged in the owning and leasing of marine cargo containers and activities incidental thereto;
WHEREAS, the Borrower, various financial institutions and Bank of America, N.A., as administrative agent, entered into the Restated and Amended Credit Agreement dated as of December 29, 1989, as amended and restated by the Second Restated and Amended Credit Agreement dated as of June 24, 1994, as amended and restated by the Third Restated and Amended Credit Agreement dated as of June 27, 1997, as amended and restated by the Fourth Restated and Amended Credit Agreement dated as of July 7, 2000, as amended and restated by the Fifth Restated and Amended Credit Agreement dated as of July 3, 2003, as amended and restated by the Sixth Restated and Amended Credit Agreement dated as of March 30, 2005, as amended and restated by the Seventh Restated and Amended Credit Agreement dated as of November 9, 2009, and as amended and restated by the Eighth Restated and Amended Credit Agreement dated as of November 4, 2011 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend the Existing Credit Agreement in certain respects and to restate the Existing Credit Agreement as so amended; and
WHEREAS, the proceeds of Loans made and Letters of Credit issued under and pursuant to this Agreement will be used for the purchase of Container Equipment and for general corporate and working capital purposes of the Borrower;
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1.DEFINITIONS AND ACCOUNTING TERMS.
1.1    Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement:
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the office of the Administrative Agent specified as the “Administrative Agent’s Office” on Schedule 10.2.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Lender” - see Section 7.7.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Entities” means Affiliates of the Borrower that are engaged in the secondary sale and/or leasing of Container Equipment.
“Aggregate Commitment Amount” means $300,000,000, as such amount may be reduced from time to time pursuant to Section 6.3 or increased from time to time pursuant to Section 6.7.
“Agreement” means this Ninth Restated and Amended Credit Agreement.
“Alternate Base Rate” means, on any date and with respect to all Alternate Base Rate Loans, a fluctuating rate of interest per annum equal to the highest of (a) the rate of interest then most recently announced by Bank of America as its “prime rate”, (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 0.5% and (c) the Eurodollar Rate that would be in effect for an Interest Period of one month commencing on such date plus 1.0%. The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by Bank of America in connection with extensions of credit. Changes in the rate of interest on that portion of the Loans maintained as Alternate Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate.
“Alternate Base Rate Loan” means any Loan or portion thereof during any period in which it bears interest at a rate determined with reference to the Alternate Base Rate.
“Alternate Base Rate Margin” - see Schedule 1.1(a).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.8(a)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2015 and the related consolidated statements of operations, stockholder’s equity and comprehensive income, and cash flows for the fiscal year ended December 31, 2015, including the notes thereto.
“Authorized Signatory” means any officer, employee or agent of the Borrower designated by the Borrower from time to time in a schedule in the form set forth as Exhibit A. Each schedule shall be effective when received by the Administrative Agent. Any designation of an agent as an Authorized Signatory shall be accompanied by such resolutions, opinions of counsel and/or powers of attorney as the Administrative Agent or the Majority Lenders may request to substantiate the authority of such designee, and the agent so designated shall be an officer of TCII at all times that such designation shall be in effect. Any document delivered hereunder that is signed by an Authorized Signatory of the Borrower shall be conclusively presumed to have been authorized by all necessary action on the part of the Borrower and such Authorized Signatory shall be conclusively presumed to have acted on behalf of the Borrower.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A.
“Book Value” means, with respect to Casualty Receivables at any time of determination, the book value thereof at such time as determined in accordance with GAAP consistently applied.
“Borrower” - see the preamble.
“Borrowing” means Loans of the same Type made, converted or continued by all Lenders on the same Business Day (and, in the case of Eurodollar Rate Loans, having the same Interest Period) and pursuant to the same Loan Request in accordance with Section 2.4 or 2.5.
“Borrowing Base” - see Section 6.6.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, with respect to Eurodollar Rate Loans, means any such day on which dealings in Dollar deposits are conducted by banks in the London interbank eurodollar market.
“Capitalized Lease” means any lease obligation for Rentals which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.
“Capitalized Rentals” means, as of the date of any determination thereof, the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Borrower or any Restricted Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuers and Lenders, as collateral for the Letter of Credit Outstandings, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders) and the Issuers in their sole discretion. Derivatives of such term have corresponding meanings.
“Casualty Loss” means, with respect to the Borrower’s SIA Container Equipment, any of the following: (a) such SIA Container Equipment is lost, stolen or destroyed; (b) such SIA Container Equipment is damaged beyond repair or permanently rendered unfit for use for any reason whatsoever; or (c) if such SIA Container Equipment is subject to a lease agreement, such SIA Container Equipment shall have been deemed under such lease agreement to have suffered a casualty loss.
“Casualty Receivables” means all rights of the Borrower to payment for SIA Container Equipment sold and all rights of the Borrower to payment in connection with a Casualty Loss.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List maintained by the U.S. Environmental Protection Agency.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street

Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means “Collateral” as defined in the Security and Intercreditor Agreement.
“Collateral Agent” means Wells Fargo Bank, National Association (as successor in interest to The Bank of New York Mellon Trust Company, N.A., as successor in interest to First Interstate Bank of California) in its capacity as the “Secured Party” under the Security and Intercreditor Agreement, and includes each other Person which, pursuant to the terms of the Security and Intercreditor Agreement, shall subsequently be appointed as the successor “Secured Party” thereunder.
“Collateral Documents” means the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and any other collateral document, control agreement, instrument or agreement now or hereafter delivered pursuant to or in connection with any of the foregoing.
“Combined Fleet” has the meaning set forth in the Intercreditor Collateral Agreement.
“Commercial Letter of Credit” means a commercial letter of credit in a form acceptable to the Issuer thereof which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of Container Equipment purchased by the Borrower in the ordinary course of the Borrower’s business.
“Commitment” means, for any Lender, such Lender’s commitment to make Loans and to participate in Letters of Credit under this Agreement. The amount of the Commitment of each Lender as of the Restatement Effective Date is set forth on Schedule I, and such amount may be adjusted by reductions of the Commitments pursuant to Section 6.3, increases of the Commitments pursuant to Section 6.7 or assignments pursuant to Section 15.8.
“Compliance Certificate” means a certificate substantially in the form of Exhibit E.
“Consolidated Net Income” means the net income and net losses of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP, including gains and losses on the sale of Container Equipment, but excluding (a) any gains or losses (net of applicable tax effect) on the disposition of capital assets other than Container Equipment, (b) any gains on sales or other dispositions of other Investments and any extraordinary or nonrecurring items of income to the extent that the aggregate of such gains and extraordinary or nonrecurring items exceeds the aggregate of losses on such sales or other dispositions and extraordinary or nonrecurring charges, (c) any non-cash gain or loss on any interest rate protection agreement or any similar hedging agreement resulting from the requirements of Financial Accounting Standard No. 133 or any similar accounting standard and (d) to the extent included in such net income or net losses, the Borrower’s share of net income and/or losses of Unrestricted Subsidiaries and (e) any non-cash compensation expense related to incentive or non-qualified stock options.
Notwithstanding the foregoing, solely in respect of the period commencing April 1, 2016 and ending on the earlier of (a) the first anniversary of the TAL Merger and (b) September 30, 2017, up to a maximum aggregate cumulative amount of $65,000,000, “Consolidated Net Income” shall not include any adjustments, restructuring costs, non-recurring expenses, nonrecurring fees, non-operating expenses, charges or other expenses (including legal, accounting and other transaction and advisory fees, severance, bonus and retention payments and non-cash compensation charges) made or incurred by the Borrower or its Restricted Subsidiaries in connection with the TAL Merger.
“Consolidated Net Income Available For Fixed Charges” means, for any period of determination, the sum, without duplication, of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining Consolidated Net Income, all provisions for any federal, state or other income taxes made by the Borrower and its Restricted Subsidiaries during such period, plus (c) cash distributions received by the Borrower from Unrestricted Subsidiaries during such period, plus (d) to the extent deducted in determining Consolidated Net Income, all Fixed Charges during such period.
“Consolidated Net Tangible Assets” means, as of the date of any determination thereof, the total amount of all Tangible Assets of the Borrower and its Restricted Subsidiaries after deducting (a) Restricted Investments and (b) all current liabilities as determined in accordance with GAAP.
“Consolidated Tangible Net Worth” means, as of the date of any determination thereof, the consolidated stockholders’ equity of the Borrower and its Restricted Subsidiaries, as determined in accordance with GAAP (excluding any non-cash gain or loss on any interest rate protection agreement or similar hedging agreement resulting from the requirements of Financial Accounting Standard No. 133 or any similar accounting standard), plus all outstanding preferred stock of the Borrower and accrued but unpaid dividends thereon, less the sum, without duplication, of (a) all Intangible Assets of the Borrower and its Restricted Subsidiaries and (b) Restricted Investments.
“Container Equipment” means intermodal dry van and special purpose cargo containers, including any generator sets or cooling units used with refrigerated containers, and any related spare parts, and any substitutions, additions or replacements for, to or of any of such items.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Capacity” means, at any time of determination, an amount equal to the lesser of (a) the Aggregate Commitment Amount and (b) the Borrowing Base.
“Credit Extension” means (a) the advancing of any Loan or (b) any issuance of, extension of the expiry date of, increase in the Stated Amount of or other material modification to a Letter of Credit.
“Current Debt” means, with respect to any Person as of the date of any determination, (a) all Indebtedness of such Person for money borrowed or that has been incurred in connection with the acquisition of assets, in each case other than Funded Debt, and (b) all Guarantee Liabilities of such Person with respect to Indebtedness of other Persons of the types described in clause (a).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default Rate” means (a) when used with respect to Liabilities other than Letter of Credit Fees, an interest rate equal to (i) the Alternate Base Rate plus (ii) the Alternate Base Rate Margin, if any, applicable to Alternate Base Rate Loans plus (iii) 2% per annum; provided, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Eurodollar Margin) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the LC Fee Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.7(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, an Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or an Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Issuer and each other Lender promptly following such determination.
“Disbursement” - see Section 5.5.
“Disbursement Date” - see Section 5.5.
“Disqualified Person” means General Electric Corporation or any other marine container leasing company or their respective subsidiaries, or any other Person 30% or more of the issued and outstanding equity securities of which are owned by a Disqualified Person.
“Dollars” and the sign “$” means lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and each Issuer and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Borrower, (B) any of the Borrower’s Affiliates or Subsidiaries, (C) a Disqualified Person, (D) a Defaulting Lender, (E) any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender, or (F) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or section 4001 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Eurodollar Margin” - see Schedule 1.1(a).
“Eurodollar Rate” means,

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing on such date; and
provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice or, to the extent such market practice is not administratively feasible for the Administrative Agent, applied in a manner as otherwise reasonably determined by the Administrative Agent; and (ii) if at any time the Eurodollar Rate as determined above is less than zero, the Eurodollar Rate shall be deemed to be zero.
“Eurodollar Rate Loan” means any Borrowing that bears interest at a rate determined with reference to the Eurodollar Rate (Reserve Adjusted).
“Eurodollar Rate (Reserve Adjusted)” means, with respect to any Eurodollar Rate Loan for any Interest Period applicable thereto, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted) =	Eurodollar Rate
1 - Eurocurrency Reserve Percentage
“Event of Default” means any of the events described in Section 12.
“Excluded Collateral” has the meaning set forth in the Security and Intercreditor Agreement.
“Existing Credit Agreement” - see the recitals.
“Exiting Lender” means the Original Lenders that will not be Lenders under this Agreement as of the Restatement Effective Date.
“Existing Letters of Credit” means the Letters of Credit listed on Schedule 1.1(b) that were issued under the Existing Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Finance Lease” means any lease (but in no event a sublease) of Container Equipment which provides revenue to the Borrower and with respect to which the related Container Equipment is not included as an asset on the books of the Borrower in accordance with GAAP.
“Fixed Charges” means, for the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum of all: (a) interest expense for borrowed money, (b) imputed interest expense on Capitalized Leases, (c) operating rental obligations other than those related to Container Equipment (net of sublease rental income) and (d) operating rental expense on operating leases of Container Equipment.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an Issuer, such Defaulting Lender’s Percentage of the Letter of Credit Outstandings other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” of any Person means, without duplication, (a) all Funded Indebtedness, (b) all Capitalized Rentals, (c) all Guarantee Liabilities relating to Funded Debt of others, (d) all Guarantee Liabilities relating to the obligations of Unrestricted Subsidiaries and (e) the present value of all Long Term Lease obligations (such present value to be calculated using a discount rate equal to the sum of (i) the Alternate Base Rate then in effect plus (ii) 1.00%).

“Funded Debt Ratio” means the ratio of Total Debt to an amount equal to the sum of (x) Consolidated Tangible Net Worth plus (y) the Borrower’s deferred income related to sales of Container Equipment to Subsidiaries as recorded on the Borrower’s balance sheet (determined in accordance with GAAP consistently applied).
“Funded Indebtedness” means, as of any date, Indebtedness that matures more than one year after such date or which is renewable, extendible or refundable at the option of the obligor for a period or periods of more than one year after such date, but shall not include any portion of the principal of any such Indebtedness that is payable within one year after such date.
“Funding Date” means any Business Day designated by the Borrower as the day on which a Borrowing shall, subject to the terms and conditions hereof, be made by the Lenders.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee Liability” of any Person means any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Guarantee Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.
“Hazardous Material” means
(a)    any “hazardous substance”, as defined by CERCLA;

(b)    any “hazardous waste”, as defined by the Resource Conservation and Recovery Act;
(c)    any petroleum product; or
(d)    any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“Indebtedness” of any Person means, without duplication, all obligations of such Person which in accordance with GAAP shall be classified upon the balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals, (e) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) obligations of such Person upon which interest charges are customarily paid, (g) obligations of such Person issued or assumed as the deferred purchase price of property or services and (h) obligations of such Person, actual or contingent, as an account party in respect of letters of credit and bankers’ acceptances (other than any such obligations in respect of undrawn amounts under letters of credit in respect of trade payables); provided that trade payables, deferred rental income, repair service provision, deferred taxes, taxes payable, payroll expenses and other accrued expenses incurred in the ordinary course of business shall not constitute Indebtedness.
“Indemnitee” - see Section 15.5(b).
“Intangible Assets” means, with respect to any Person, all intangible assets of such Person and shall include unamortized debt discount and expense, unamortized deferred charges and goodwill.
“Intercreditor Collateral Agreement” means the Amended and Restated Intercreditor Collateral Agreement dated as of November 1, 2006 among, inter alia, TCI, the Borrower and Wells Fargo Bank, National Association (as successor in interest to The Bank of New York Mellon Trust Company, N.A., as successor in interest to First Interstate Bank of California), a copy of which is attached as Exhibit J.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan pursuant to Section 2.4 or 2.5 and ending on the date one week or one, two, three or six months thereafter (in each case, subject to availability), or such other period that is twelve months or less and requested by the Borrower and consented to by all the Lenders, as selected by the Borrower in the applicable Loan Request; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    except in the case of a two week Interest Period, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    the Interest Period of all Loans which commence on the same date and comprise part of the same Borrowing shall be of the same duration;
(d)    Borrowings which commence on the same date but which are to have different Interest Periods shall be requested on separate Loan Requests; and
(e)    no Interest Period shall extend beyond the Termination Date.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement intended to protect the Borrower against fluctuations in the rate of interest on its Indebtedness for borrowed money.
“Investment” means any investment, made in cash or by delivery of any kind of property or asset, in any Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise; provided that notwithstanding the foregoing, for purposes of calculating the financial covenants under this Agreement, Finance Leases are not considered “Investments”.
“IPO” means the initial underwritten offering of common equity interests of the Borrower or any direct or indirect parent company of the Borrower, or an alternative transaction (such as a merger with a public company) that would result in the common equity interests of the Borrower or any direct or indirect parent company of the Borrower being publicly traded.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance Request” means a properly completed application for the issuance of a Letter of Credit on the applicable Issuer’s standard form, executed by an accounting or financial Authorized Signatory.
“Issuer” means Bank of America and its successors and assigns, and any other Lender designated by the Borrower and the Administrative Agent as, and that agrees to be, an “Issuer” hereunder.
“Issuer Documents” means with respect to any Letter of Credit, the Issuance Request, and any other document, agreement and instrument entered into by the Issuer and the Borrower or in favor of the Issuer and relating to such Letter of Credit.
“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Bank, MUFG Union Bank, N.A. and Wells Fargo Bank, N.A.
“LC Fee Rate” - see Schedule 1.1(a).
“Lender” - see the preamble.
“Lender-Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and of such Person’s Affiliates.
“Lessee” means a Person that is leasing or renting Container Equipment owned by the Borrower.
“Letter of Credit” means a Commercial Letter of Credit or a Standby Letter of Credit, and includes each Existing Letter of Credit.
“Letter of Credit Fee” - see Section 4.4.
“Letter of Credit Outstandings” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount at such time of all outstanding Letters of Credit (as such aggregate Stated Amount shall be adjusted, from time to time, as a result of drawings, the issuance of Letters of Credit or otherwise), plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations. For purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Liabilities” means, without duplication, all obligations of the Borrower to the Administrative Agent, the Collateral Agent, any Issuer or any Lender under this Agreement, the Notes, the Collateral Documents, any Issuance Request, any Interest Rate Agreement or any other

Loan Document, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“Lien” means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.
“Loan” - see Section 2.1(a).
“Loan Documents” means this Agreement, the Notes, the Collateral Documents, any Loan Request, any Issuance Request, any Letter of Credit and any other document, instrument or agreement at any time executed and delivered pursuant to or in connection with any of the foregoing.
“Loan Related Taxes” - see Section 7.8.
“Loan Request” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.4 or 2.5, as applicable, which (in each case) shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Signatory of the Borrower.
“Long Term Lease” means any lease of real or personal property (other than a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of five years or more.
“Majority Lenders” means, as of any date of determination, those Lenders having aggregate Percentages of more than 50%; provided that the Commitment of, and the aggregate outstanding amount of all Loans and Letter of Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Management Agreement” means any agreement, program, contract or arrangement by which the Borrower is paid a fee for managing container equipment owned by a third party.
“Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations or properties of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the Collateral Agent’s Lien on or ability to realize the value of any Collateral or (c) the Borrower’s ability to pay when due and/or perform its Liabilities under this Agreement or any other applicable Loan Document.

“Net Book Value” means with respect to the Borrower’s Container Equipment at any time of determination the book value thereof at such time (determined in accordance with GAAP consistently applied).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-use Fee” - see Section 4.3.
“Non-use Fee Rate” - see Schedule 1.1(a).
“Note” means a promissory note made by the Borrower in favor of a Lender substantially in the form of Exhibit B.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Original Lenders” means the “Lenders” under (and as defined in) the Existing Credit Agreement immediately prior to the effectiveness hereof.
“Participant” - see Section 15.8(c).
“Payment Date” means (a) for any Eurodollar Rate Loan, the last day of each Interest Period with respect to such Loan and, if such Interest Period is in excess of three months, the day three months after the commencement of such Interest Period, and (b) for any Alternate Base Rate Loan and for all fees, the last day of each March, June, September and December.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title W of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
“Percentage” means, with respect to any Lender, the percentage which such Lender’s Commitment is of the Aggregate Commitment Amount (or, if the Commitments have terminated, the percentage which such Lender’s Loans and participations in Letters of Credit is of the aggregate principal amount of all outstanding Loans and the Letter of Credit Outstandings).

“Permitted Holder” means any of: (a) Warburg Pincus LLC and its affiliates; (b) Vestar Capital Partners V, LP and its affiliates; (c) the Sponsor; (d) any of (i) Edward P. Schneider, (ii) any lineal descendant of Nicholas J. Pritzker, deceased, and any spouse and adopted child of any such descendant, (iii) any trust established for the benefit of any Person described in clause (i) or (ii) and the trustee of such trust, (iv) any legal representative of any Person described in clauses (i) through (iii), (v) any company and other entity controlled by any Person described in clauses (i) through (iv), and (vi) any affiliates of any Person described in clauses (i) through (v); and (e) any directors, officers and employees of the Borrower and its Subsidiaries. The term “control” for purposes of clause (d)(v) shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or actions of any Person.
“Permitted Investments” means (a) Investments in direct United States government or United States agency obligations, (b) Investments in corporate obligations of “AA” quality or better maturing within one year, (c) Investments in certificates of deposit issued by any United States commercial bank, the United States branch of any foreign bank, any United Kingdom commercial bank, Bank of Bermuda Limited or Bank of N.T. Butterfield & Son Limited, in each case so long as such bank has capital and surplus of not less than the equivalent of $50,000,000, (d) preferred stock Investments rated “AA” or better, (e) Investments in any state, local or municipal obligations rated “AA” or better or (f) Investments in money market funds that are listed on the National Association of Insurance Commissioners Class 1 list.
“Permitted Liens” means Liens permitted under Section 10.20.
“Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof or other entity.
“Register” - see Section 15.8.
“Reimbursement Obligation” - see Section 5.6.
“Related Party” means, for purposes of Section 10.22 only, any Person (other than a Restricted Subsidiary) (a) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Borrower, (b) which beneficially owns or holds five percent or more of the equity interest of the Borrower or (c) five percent or more of the equity interest of which is beneficially owned or held by the Borrower or a Restricted Subsidiary.
“Release” means a “release” as such term is defined in CERCLA.
“Remaining Lenders” - see Section 7.7.

“Rentals” means all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, utilities, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage lease” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee, regardless of sales volume or gross revenues.
“Reportable Event” has the meaning given to such term in ERISA.
“Restatement Effective Date” means the date the amendment and restatement of the Existing Credit Agreement becomes effective pursuant to Section 11.1.
“Restricted Investments” means the total of (a) the amount of the Borrower’s Investments in any Unrestricted Subsidiary as shown on the most recent consolidating balance sheet of the Borrower delivered pursuant to Section 10.1, excluding, for purposes of determining the amount of any Investment in any Person, any non-cash gain or loss on any interest rate protection agreement or any similar hedging agreement entered into by such Person resulting from the requirements of Financial Accounting Standard No. 133 or any similar accounting standard, plus (b) the excess, if any, of the amount of all other Investments of the Borrower as shown on such balance sheet (other than Permitted Investments) over 25% of then current Consolidated Tangible Net Worth. For purposes of clause (b) above, the original amount of any Investment in a general partnership interest in any general or limited partnership shall be deemed to be the aggregate amount of such partnership’s actual and contingent liabilities, as determined in accordance with GAAP.
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc..
“S&P Rating” means at any time the rating issued by S&P and then in effect with respect to Indebtedness under this Agreement (it being understood that if the Borrower does not have a rating for such Indebtedness but has a rating from S&P for debt securities of such type, then such rating shall be used for determining the “S&P Rating”).
“Sanction” means any economic or financial sanction, sectoral sanction, secondary sanction, trade embargo or anti-terrorism law, including those impored, administered or enforced by: (i) the United States Government (including OFAC, the U.S. State Department or the U.S. Department of Commerce or through any existing or future Executive Order), (ii) the United Nations Security Council, (iii) the European Union, (iv) Her Majesty’s Treasury (“HMT”) or (v) any other relevant sanctions authority.

“Security” has the meaning given to such term in Section 2(1) of the Securities Act of 1933.
“Security and Intercreditor Agreement” means the Security and Intercreditor Agreement dated as of September 30, 1989 among the Borrower, the Collateral Agent, Principal Mutual Life Insurance Company, Westinghouse Credit Corporation, PRIVATbanken A/S, New York Branch, Bank of America, in its individual corporate capacity, CIGNA Property and Casualty Insurance Company, Connecticut General Life Insurance Company, CONGEN Twenty-Eight & Co., Life Insurance Company of North America, The Ohio National Life Insurance Company, Southern Farm Bureau Annuity Insurance Company, The Travelers Insurance Company, The Travelers Indemnity Company, The Travelers Life and Annuity Company, The Travelers Life Insurance Company and the Administrative Agent and such other Persons as may be party to such Security and Intercreditor Agreement from time to time. A copy of the Security and Intercreditor Agreement as in effect on the Restatement Effective Date is attached as Exhibit H.
“Senior Funded Debt” means Funded Debt of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis eliminating intercompany items), excluding all Subordinated Funded Debt.
“SIA Container Equipment” means Container Equipment other than Container Equipment in which a security interest has been granted to a Person which is not a party to the Security and Intercreditor Agreement.
“Simultaneous Holder” - see Section 10.19.
“Sponsor” means Trivest Limited, a Bermuda company formed and controlled by affiliates of Warburg Pincus LLC and Vestar Capital Partners V, LP or any other affiliate or affiliates of Warburg Pincus LLC and/or Vestar Capital Partners V, LP to which Trivest Limited assigns the right to acquire shares in the Borrower.
“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.
“Stated Amount” means, at any time for any Letter of Credit, the maximum amount available for drawing under such Letter of Credit during the remaining term thereof; it being understood that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the Stated Amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.
“Stated Expiry Date” - see Section 5.1.

“Subordinated Funded Debt” means (a) the Indebtedness described on Schedule II and (b) any other Funded Indebtedness of the Borrower or its Restricted Subsidiaries that is subordinated in right of payment to the Loans and the other Liabilities and (i)(A) that is established pursuant to a subordination agreement containing subordination provisions substantially in the form of Exhibit G, (B) that has a final stated maturity of at least five years after the date of incurrence thereof and (C) with respect to which the Majority Lenders have not otherwise reasonably objected, by notice to the Borrower in writing or by telephone promptly confirmed in writing by the Administrative Agent (together with a statement explaining any such objection), within 15 days of receipt by the Administrative Agent (who shall promptly provide such notice to the Lenders) of notice from the Borrower of the proposed issuance of such Subordinated Funded Debt, which notice shall be accompanied by a copy of the proposed subordination agreement and credit agreement relating to such new issue in substantially final form or (ii) as the Majority Lenders shall otherwise consent. Notwithstanding the foregoing, Funded Indebtedness of the Borrower or its Restricted Subsidiaries that at issuance constituted Subordinated Funded Debt shall no longer constitute Subordinated Funded Debt if after the Restatement Effective Date (x) the subordination provisions thereof are no longer substantially in the form thereof at issuance or (y) the subordination or credit agreement related thereto is amended so as to grant additional rights to any subordinated lender or (z) other provisions thereof are amended so as to cause such Indebtedness to cease to comply with clause (b)(i)(B) of the first sentence of this definition, unless the Majority Lenders shall otherwise consent.
“Subsidiary” means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of a Person which is a corporation, (b) the capital, membership or profits interest of a Person which is a limited liability company, partnership, joint venture or similar entity, or (c) the beneficial interest of a Person which is a trust, association or other unincorporated organization.
“Superior Debt” is defined in Section 10.19.
“TAL” means TAL International Group, Inc.
“TAL Merger” means the merger between the Borrower and TAL pursuant to the TAL Merger Agreement.
“TAL Merger Agreement” means the Transaction Agreement, dated as of November 9, 2015, by and among the Borrower, Triton International Limited, Ocean Bermuda Sub Limited, Ocean Delaware Sub, Inc., and TAL International Group, Inc.
“Tangible Assets” means, as of the date of any determination thereof, the total amount of all assets of the Borrower and its Restricted Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting Intangible Assets, all determined in accordance with GAAP.
“Taxes” with respect to any Person means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges (including any interest, additions to tax or penalties applicable thereto) imposed by any Governmental Authority upon such Person, its income or any of its properties, franchises or assets.
“TCI” means Triton Container Investments LLC, a Nevada limited liability company.
“TCCI” means Triton Container Capital Investments LLC, a California limited liability company.
“TCII” means Triton Container International, Incorporated of North America, a California corporation, and a wholly owned Subsidiary of the Borrower.
“TCIL Change of Control” means the occurrence of any of the following events: (a) prior to an IPO, (i) the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of the Borrower, beneficially and of record, equity interests in the Borrower representing at least a majority of the aggregate ordinary voting power for the election of directors of the Borrower represented by the issued and outstanding equity interests in the Borrower, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint (and do so designate or appoint) a majority of the board of directors of the Borrower or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated, designated or approved by the board of directors of the Borrower or the Permitted Holders nor (B) appointed by directors so nominated, designated or approved; or after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the United States Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than the Permitted Holders, of equity interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests in the Borrower and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the equity interests in the Borrower held by the Permitted Holders; provided that, if such IPO is with respect to a direct or indirect holding company parent of the Borrower (“IPO Parent”), either of the following shall also constitute a “TCIL Change of Control” after such IPO:
(i)    the failure by IPO Parent to own, directly or indirectly, at least a majority of the aggregate ordinary voting power for the election of directors of the Borrower represented by the issued and outstanding equity interests in the Borrower, unless IPO Parent otherwise has the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint (and does so designate or appoint) a majority of the board of directors of the Borrower; or
(ii)    the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) members of the board of directors of the Borrower as of the date of the IPO, nor (B) nominated, designated or approved by the board of directors of the Borrower or IPO Parent, nor (C) appointed by directors so nominated, designated or approved.
“TCIL Usage” means, at any time of determination, the sum of (a) the aggregate principal amount of the Loans outstanding at such time plus (b) the Letter of Credit Outstandings at such time.
“Termination Date” means April 15, 2021 or such earlier date on which the Commitments terminate in accordance with the terms hereof.
“Termination Event” with respect to any Pension Plan means (a) the institution by the Borrower, the PBGC or any other Person of steps to terminate such Pension Plan, (b) the occurrence of a Reportable Event with respect to such plan which the Majority Lenders reasonably believe may be a basis for the PBGC to institute steps to terminate such Pension Plan or (c) the withdrawal from such Pension Plan (or deemed withdrawal under section 4062(e) of ERISA) by the Borrower or any ERISA Affiliate if the Borrower or such ERISA Affiliate is a substantial employer within the meaning of section 4063 of ERISA.
“Total Availability” means, at any time, the remainder of (a) the Aggregate Commitment Amount at such time minus the TCIL Usage at such time.
“Total Debt” means the sum of (a) Total Senior Debt plus (b) Subordinated Funded Debt.
“Total Senior Debt” means the sum of (a) Senior Funded Debt plus (b) all Current Debt of the Borrower and its Restricted Subsidiaries.
“Type” means, relative to any Borrowing or Loan, the characterization thereof as a Eurodollar Rate Loan or an Alternate Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“United States” and “U.S.” mean the United States of America.

“Unmatured Event of Default” means an event or condition which with the lapse of time or giving of notice to the Borrower, or both, would constitute an Event of Default.
“Unrestricted Subsidiary” means (a) any Subsidiary identified as an “Unrestricted Subsidiary” in Schedule 9.9 and (b) any Subsidiary that is designated by the Borrower as an “Unrestricted Subsidiary” in accordance with the procedures set forth in Section 10.26.
“Unsecured Senior Funded Debt” means Senior Funded Debt which is not secured by any security interest, pledge, mortgage or other Lien.
“Unsecured Vendor Debt” means unsecured purchase money Indebtedness not constituting Funded Indebtedness.
“Utilization Ratio” means, for any date of determination, the quotient obtained by dividing (x) the sum of the number of TEUs (twenty-foot equivalent units) in the Combined Fleet on lease on such day by (y) the sum of the total number of TEUs in the Combined Fleet available for lease on such day. For purposes of this definition, (a) the phrase “on lease” includes TEUs subject to a Finance Lease, (b) each 20’ dry cargo marine container (including open top) other than a flat rack is deemed to be 1 TEU, (c) each 20’ flat rack container (half-height or standard) is deemed to be 2 TEUs, (d) each 40’ and 45’ dry cargo marine container (including high cube) other than a flat rack is deemed to be 2 TEUs, (e) each 40’ flat rack marine container is deemed to be 3 TEUs, (f) each generator set used with a refrigerated marine container is deemed to be 4 TEUs, (g) each 20’ refrigerated marine container is deemed to be 8 TEUs, and (h) each 40’ refrigerated marine container (including high cube) is deemed to be 10 TEUs.
“Voting Stock” means, with respect to any Person, any Security of any class or classes of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions) of such Person.
“Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.
“Wholly-owned” when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ and alternate directors’ qualifying shares) or partnership interests, as the case may be, and all Indebtedness for borrowed money shall be owned by the Borrower and/or one or more of its Wholly-owned Subsidiaries.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.3    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof’ and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(c)    Any reference to a “fiscal quarter” or a “fiscal year” means, respectively, a fiscal quarter or fiscal year of the Borrower and its Subsidiaries.
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.4    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
1.5    Eurodollar Rate. The Administrative Agent does not warrant or accept responsibility for, or have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate.
1.6    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 2.    COMMITMENTS OF THE LENDERS.
Subject to the terms and conditions of this Agreement, each Lender, severally but not jointly, agrees to make Loans and to participate in Letters of Credit, as described in this Section 2.
2.1    Commitments to Make Loans.
(a)    Each Lender, severally but not jointly, agrees to make revolving loans to the Borrower, which may be repaid and reborrowed from time to time (collectively the “Loans” and each individually a “Loan”) on any Business Day, during the period from the Restatement

Effective Date to the Termination Date, in such amounts as the Borrower may from time to time request; provided that the TCIL Usage shall not at any time exceed the Credit Capacity.
(b)    All Loans shall be made by the Lenders on a pro rata basis, calculated for each Lender based on its Percentage.
2.2    Commitment to Issue Letters of Credit. From time to time on any Business Day, each Issuer agrees to issue, and each Lender will participate in, Letters of Credit in accordance with Section 5.
2.3    Loan Options. Each Loan shall be either an Alternate Base Rate Loan or a Eurodollar Rate Loan as shall be selected by the Borrower, except as otherwise provided herein. During any period that any Event of Default or Unmatured Event of Default exists, the Borrower shall no longer have the option of electing Eurodollar Rate Loans, and during such period all Loans shall be made as or converted to (on the last day of the Interest Period therefor) Alternate Base Rate Loans only, it being understood, however, that the foregoing shall not be construed to waive, amend or modify any right or power of the Lenders and the Administrative Agent hereunder, including all rights to terminate the Commitments and declare the Loans immediately due and payable. The maximum number of Borrowings of Eurodollar Rate Loans which the Borrower shall be permitted to have outstanding at any time shall not exceed ten. The Borrower shall not have the right to borrow Eurodollar Rate Loans less than two weeks prior to the scheduled Termination Date.
2.4    Borrowing Procedures.
(a)    Loan Requests. The Borrower shall give the Administrative Agent irrevocable notice, which may be given by (A) telephone, or (B) a Loan Request; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Request, not later than (i) 10:00 a.m. at least three Business Days prior to the requested Funding Date (or continuation or conversion date, as applicable) in the instance of a Borrowing of Eurodollar Rate Loans, or (ii) 8:00 a.m. on the requested Funding Date in the instance of a Borrowing of Alternate Base Rate Loans, of each requested Borrowing, and the Administrative Agent shall promptly advise each Lender thereof. Each notice from the Borrower to the Administrative Agent shall specify (i) the requested Funding Date or continuation/conversion date, as applicable, (ii) the aggregate amount of the Borrowing requested (in an amount permitted under Section 2.4(b)), (iii) the Type of Loans being borrowed, continued or converted, as applicable, and (iv) if such Borrowing, continuation or conversion is of Eurodollar Rate Loans, the Interest Period with respect thereto (subject to the limitations set forth in Section 2.3 and the definition of Interest Period). Any notice not specifying the Type of Borrowing shall be deemed a request for a Borrowing of Alternate Base Rate Loans.

(b)    Amount and Increments of Loans. Each Borrowing shall be made in a minimum aggregate amount of $500,000 (or, if less, the Total Availability) or a higher integral multiple of $250,000.
(c)    Funding of Administrative Agent. Not later than 10:30 a.m. on the Funding Date of a Borrowing, each Lender shall provide the Administrative Agent at the Administrative Agent’s Office (or such other place as the Administrative Agent shall designate from time to time) with immediately available funds covering such Lender’s Percentage of such Borrowing and the Administrative Agent shall pay over such funds to the Borrower (at an account maintained by the Borrower in the United States) upon the Administrative Agent’s receipt of the documents, if any, required under Section 11 with respect to such Loan and provided all of the conditions precedent to the funding of the requested Loans have been satisfied.
2.5    Continuation and/or Conversion of Loans. The Borrower may elect (i) to continue any outstanding Eurodollar Rate Loan from the current Interest Period of such Loan into a subsequent Interest Period to begin on the last day of such current Interest Period, or (ii) to convert any outstanding Alternate Base Rate Loan into a Eurodollar Rate Loan or, on the last day of the Interest Period with respect thereto, a Eurodollar Rate Loan into an Alternate Base Rate Loan, by giving the Administrative Agent a notice in the form required by Section 2.4. Absent notice of continuation or conversion, each Eurodollar Rate Loan shall automatically convert into an Alternate Base Rate Loan on the last day of the current Interest Period for such Eurodollar Rate Loan, unless paid in full on such last day. Each conversion or continuation of Eurodollar Rate Loans shall be pro rated among the applicable outstanding Loans of all Lenders. No portion of the outstanding principal of any Loans shall be converted into Eurodollar Rate Loans and no Eurodollar Rate Loans shall be continued into a subsequent Interest Period, less than two weeks before the scheduled Termination Date or at any time that an Event of Default or an Unmatured Event of Default exists.
2.6    Maturity of Loans. Unless required to be sooner paid pursuant to the other provisions of this Agreement, the Loans shall mature and be due and payable in full on the scheduled Termination Date.
2.7    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 15.2.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 6.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuer hereunder; third, to Cash Collateralize such Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.8; fourth, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.8; sixth, to the payment of any amounts owing to the Lenders, the Issuers or as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 11.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Disbursements are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.7(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.7(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(1)    No Defaulting Lender shall be entitled to receive any fee payable under Section 4.3 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(2)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.8.
(3)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (2) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Credit Extensions of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, Cash Collateralize the Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 5.8.

(a)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, and each Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Percentages (without giving effect to Section 2.7(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 3.    EVIDENCE OF LOANS.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Liabilities. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type and amount of each of its Loans, the Interest Period therefor (if applicable) and payments with respect thereto.
(b)    In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 4.    INTEREST AND FEES.
4.1    Interest. Subject to Section 4.2,
(a)    Alternate Base Rate Loans. The unpaid principal of the Alternate Base Rate Loans shall bear interest prior to maturity at a rate per annum equal to the sum of (i) the Alternate Base Rate in effect from time to time plus (ii) the Alternate Base Rate Margin in effect from time to time, payable on each Payment Date and at maturity.
(a)    Eurodollar Rate Loans. The unpaid principal of the Eurodollar Rate Loans shall bear interest prior to maturity at a rate per annum equal to the sum of (i) the Eurodollar Rate (Reserve Adjusted) in effect for each applicable Interest Period plus (ii) the Eurodollar Margin in effect from time to time, payable on each Payment Date and at maturity.
4.2    Default Interest. The Borrower shall pay interest on any amount of principal of any Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, after as well as before judgment, accruing from the date such amount shall have become due to the date of payment thereof in full at the Default Rate. While any other Event of Default exists, upon the request of the Majority Lenders, the Borrower shall pay interest on the principal amount of all of its outstanding Loans and, to the extent permitted by applicable law, all other Liabilities, at a rate per annum equal to the Default Rate.
4.3    Non-use Fee. The Borrower agrees to pay to the Administrative Agent for the pro rata benefit of the Lenders in accordance with their respective Percentages, a fee (the “Non-use Fee”) during the period from the Restatement Effective Date to the Termination Date in an amount equal to the Non-use Fee Rate per annum in effect from time to time on the daily actual Total Availability, subject to adjustment as provided in Section 2.7. The Non-use Fee shall be payable in arrears on each Payment Date and on the Termination Date for any period then ending for which the Non-use Fee shall not have been theretofore paid.
4.4    Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the Lenders in accordance with their respective Percentages, a fee for each Letter of Credit (the “Letter of Credit Fee”) for the period from the date of the issuance of such Letter of Credit to the date upon which such Letter of Credit expires or is otherwise terminated, of (a) in the case of each Commercial Letter of Credit, 0.75% per annum times the Stated Amount of such Letter of Credit, and (b) in the case of each Standby Letter of Credit, the LC Fee Rate per annum in effect from time to time times the Stated Amount of such Letter of Credit. Such fee shall be payable in arrears on each Payment Date and on the Termination Date (and thereafter on demand) for the period then ending for which such fee shall not theretofore have been paid. Notwithstanding the foregoing or any other provision of this Agreement, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuer pursuant to Section 5.8 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Percentages allocable to such Letter of Credit pursuant to Section 2.7(a)(iv), with the balance of such fee, if any, payable to such Issuer for its own account.
4.5    Fronting Fees. The Borrower agrees to pay to the applicable Issuer a fronting fee for each Letter of Credit issued by such Issuer at the times and in the amounts separately agreed to by the Borrower and such Issuer.
4.6    Fees. The Borrower shall pay to the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Joint Lead Arrangers, for their own respective accounts, such fees as may be mutually agreed upon from time to time by such parties.
4.7    Method of Calculating Interest and Fees. Interest on each Alternate Base Rate Loan bearing interest based on Bank of America’s prime rate and any fees payable under Section 4.3 shall be computed on the basis of a year consisting of 365 or 366 days, as the case may be, and paid for actual days elapsed, calculated as to each applicable period from the first day thereof to the last day thereof. All other interest and fees shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each applicable period from the first day thereof to the last day thereof.
SECTION 5.    LETTERS OF CREDIT.
5.1    Issuance Requests. By delivering to the Administrative Agent and the applicable Issuer an Issuance Request on or before 12:00 noon the Borrower may request, from time to time prior to the Termination Date and on not less than three nor more than ten Business Days’ notice, that such Issuer issue a Letter of Credit for the account of the Borrower; provided that (x) the Letter of Credit Outstandings shall not at any time exceed $20,000,000 and (y) the TCIL Usage shall not at any time exceed the Credit Capacity. Such Issuance Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Issuer, by personal delivery or by any other means acceptable to the Issuer. Upon receipt of an Issuance Request, the Administrative Agent shall promptly notify the Lenders thereof. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier of 12 months from its date of issuance and 14 days prior to the scheduled Termination Date.
The Administrative Agent, the Lenders and the Borrower hereby agree, anything in any Issuance Request to the contrary notwithstanding, that any and all provisions of any Issuance Request purporting to grant a security interest in any asset of the Borrower are null and void, it being the intention of the parties that security for the Reimbursement Obligations in respect of any Letter of

Credit shall be provided as described in Section 5.8 and pursuant to the documents described in Section 8. Notwithstanding the terms of any Issuance Request for a Commercial Letter of Credit, in no event may the Borrower extend the time for reimbursing any drawing under a Commercial Letter of Credit by obtaining a bankers’ acceptance from the relevant Issuer.
In the event of any conflict between the terms hereof and the terms of any Issuance Request, the terms hereof shall control.
5.2    Issuances and Extensions.
(a)    Subject to the terms and conditions of this Agreement (including Section 11), each Issuer shall issue Letters of Credit in accordance with Issuance Requests made therefor.
(b)    Each Issuer will make available the original of each Letter of Credit which it issues in accordance with the Issuance Request therefor (and will promptly provide the Administrative Agent with a copy of such Letter of Credit).
(c)    An Issuer shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing such Letter of Credit, or any law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which such Issuer in good faith deems material to it;
(ii)    the issuance of such Letter of Credit would violate one or more policies of such Issuer;
(iii)    such Letter of Credit is to be denominated in a currency other than Dollars;
(iv)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(v)    any Lender is at such time a Defaulting Lender, unless such Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.7(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Outstandings as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(d)    No Issuer shall amend any Letter of Credit if such Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(e)    No Issuer shall be under any obligation to amend any Letter of Credit if (i) such Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(f)    Each Issuer shall act on behalf of the Lenders with respect to any Letter of Credit issued by it and the documents associated therewith, and each Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuance Requests and applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included such Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuer.
5.3    Documentary and Processing Charges Payable to each Issuer. The Borrower agrees to pay directly to the applicable Issuer for its own account all customary fees and standard costs and charges of such Issuer in connection with the issuance, maintenance, modification (if any) and administration of each Letter of Credit issued by such Issuer upon demand from time to time. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
5.4    Other Lenders’ Participation. Each Letter of Credit issued pursuant to Section 5.2 shall, effective upon its issuance and without further action, be issued on behalf of all Lenders (including the Issuer thereof) pro rata according to their respective Percentages. Each Lender shall, to the extent of its Percentage, be deemed irrevocably to have participated in the issuance of such Letter of Credit and shall promptly pay to the Administrative Agent for the account of the Issuer thereof an amount equal to such Lender’s Percentage of the amount of any drawings which have not been reimbursed by the Borrower in accordance with Section 5.5, or which have been reimbursed by the Borrower but must be returned or disgorged by such Issuer for any reason, and each Lender (unless such Lender is then a Defaulting Lender) shall, to the extent of its Percentage, be entitled to receive from the Administrative Agent a ratable portion of the Letter of Credit Fees received by the Administrative Agent pursuant to Section 4.4, with respect to each Letter of Credit. In the event that the Borrower shall fail to reimburse any Issuer (through the Administrative Agent), or if for any reason Loans shall not be made to fund any Reimbursement Obligation, all as provided in Section 5.5 and in an amount equal to the amount of any drawing honored by such Issuer under a Letter of Credit issued by it, or in the event such Issuer must for any reason return or disgorge such reimbursement, the Administrative Agent shall promptly notify such Issuer and each Lender of the unreimbursed amount of such drawing and of such Lender’s respective participation therein. Each Lender shall make available to the Administrative Agent, for the account of such Issuer, whether or not any Event of Default or Unmatured Event of Default shall exist, an amount equal to such Lender’s respective participation in same day or immediately available funds at the office of the Administrative Agent not later than 10:00 a.m. on the Business Day after the date notified by such Issuer. The Administrative Agent will promptly make available to the applicable Issuer any amounts received by it pursuant to the preceding sentence. In the event that any Lender fails to make available to the Administrative Agent the amount of such Lender’s participation in such Letter of Credit as provided herein, such Issuer shall be entitled to recover such amount on demand from such Lender together with interest at the daily average Federal Funds Rate for three Business Days (together with such other compensatory amounts determined by the Administrative Agent in accordance with banking industry rules on interbank compensation) and thereafter at the Alternate Base Rate plus 2%. Nothing in this Section shall be deemed to prejudice the right of any Lender to recover from any Issuer any amounts made available by such Lender to such Issuer pursuant to this Section in the event that it is determined by a court of competent jurisdiction that the applicable payment with respect to a Letter of Credit by such Issuer constituted gross negligence or willful misconduct on the part of such Issuer. Each Issuer shall pay to the Administrative Agent, for the account of each Lender which has paid all amounts payable by it under this Section with respect to any Letter of Credit issued by such Issuer, such Lender’s Percentage of all payments received by such Issuer from the Borrower in reimbursement of drawings honored by such Issuer under such Letter of Credit when such payments are received. The Administrative Agent will promptly make available to the applicable Lenders any amounts received by it from an Issuer pursuant to the preceding sentence.
Each Lender’s obligation to participate in Letters of Credit shall (a) continue notwithstanding termination of the Commitments until all Liabilities with respect to Letter of Credit Outstandings have been fully and finally paid and (b) be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Issuer, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or an Unmatured Event of Default or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Alternate Base Rate Loans pursuant to Section 5.5 is subject to the conditions set forth in Section 11.2 (other than delivery by the Borrower of a Loan Request).

5.5    Disbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuer of such Letter of Credit will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit, or of any draft thereunder (any such payment, a “Disbursement”). Prior to 10:00 a.m. on the date of any payment by the Issuer under a Letter of Credit (a “Disbursement Date”), the Borrower will reimburse the applicable Issuer through the Administrative Agent for all amounts which it has disbursed under the Letter of Credit. To the extent the applicable Issuer is not reimbursed in full in accordance with the second sentence of this Section, the Borrower’s Reimbursement Obligation shall accrue interest at the Default Rate, payable on demand. In the event the applicable Issuer is not reimbursed by the Borrower on the Disbursement Date, or if such Issuer must for any reason return or disgorge such reimbursement, the Lenders shall, on the terms and subject to the conditions of this Agreement, make Loans that are Alternate Base Rate Loans on the next Business Day in an aggregate amount equal to the Reimbursement Obligations as provided in Section 2.1 (the Borrower being deemed to have given a timely Loan Request therefor for such amount); provided that, for the purpose of determining the availability of the Commitments immediately prior to giving effect to the application of the proceeds of such Loans, such Reimbursement Obligation shall be deemed not to be outstanding at such time. The proceeds of the Loans made pursuant to the preceding sentence will be turned over to the applicable Issuer in satisfaction of the Reimbursement Obligation.
5.6    Reimbursement Obligations Absolute. The Borrower’s obligation (a “Reimbursement Obligation”) under Section 5.5 to reimburse an Issuer with respect to each Disbursement (including interest thereon) made under any Letter of Credit, and each other Lender’s obligation to make participation payments in each drawing which has not been reimbursed by the Borrower, shall be absolute and unconditional under any and all circumstances, including:
(a)    any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
(b)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(c)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)    waiver by the Issuer of any requirement that exists for the Issuer’s protection and not the protection of the Borrower or any waiver by the Issuer that does not in fact materially prejudice the Borrower;
(e)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(f)    any payment made by the Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(g)    any payment by the applicable Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(h)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such Issuer and its correspondents unless such notice is given as aforesaid.
5.7    Role of Issuers. Each Lender and the Borrower agree that, in making any Disbursement under a Letter of Credit, the applicable Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any Issuer, the Administrative Agent, any of their respective Lender-Related Parties nor any correspondent, participant or assignee of any Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Issuer, the Administrative Agent, any of their respective Lender-Related Parties nor any correspondent, participant or assignee of any Issuer shall be liable or responsible for any of the matters described in clauses (a) through (h) of Section 5.6); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuer, and such Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuer’s willful misconduct or gross negligence or such Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
5.8    Deemed Disbursements; Cash Collateral.
(a)    Deemed Disbursements. During the existence of any Event of Default, an amount equal to that portion of Letter of Credit Outstandings attributable to outstanding and undrawn Letters of Credit shall, at the election of the Majority Lenders, and without demand upon or notice to the Borrower, be deemed to have been paid or disbursed by the applicable Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed), and, upon notification by such Issuer to the Administrative Agent and the Borrower of its obligations under this Section, the Borrower shall be immediately obligated to reimburse such Issuer the amount deemed to have been so paid or disbursed by such Issuer. Any amounts so received by such Issuer from the Borrower pursuant to this Section shall be turned over to the Administrative Agent and held as collateral security for the repayment of the Borrower’s obligations in connection with the Letters of Credit issued by such Issuer. At any time when such Letters of Credit shall terminate and all liabilities of each Issuer with respect to Letters of Credit issued by it are either terminated or paid or reimbursed to such Issuer in full, the Liabilities of the Borrower under this Section shall be reduced accordingly (subject, however, to reinstatement in the event any payment in respect of such Letters of Credit is recovered in any manner from such Issuer), and, provided that no Event of Default or Unmatured Event of Default exists, the Administrative Agent will return to the Borrower the excess, if any, of (a) the aggregate amount deposited by the

Borrower with the Administrative Agent and not theretofore applied to any Reimbursement Obligation over (b) the aggregate amount of all Reimbursement Obligations pursuant to this Section, as so adjusted. At such time when all Events of Default shall have been cured or waived, the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section. To the extent any amounts on deposit pursuant to this Section shall, until their application to any Reimbursement Obligation or their return to the Borrower, as the case may be, bear interest, such interest shall be held by the Administrative Agent as additional collateral security for the repayment of the Borrower’s Liabilities in connection with the Letters of Credit.
(b)    Cash Collateral and Defaulting Lender. If any Letter of Credit Outstandings exist at the time a Lender is a Defaulting Lender, the Borrower shall, within three Business Days of delivery of written notice by the Administrative Agent, Cash Collateralize the amount of the Defaulting Lender’s Percentage of the Letter of Credit Outstandings. If the Borrower is required to provide an amount of cash collateral pursuant to this Section 5.8(b), such cash collateral shall be released and promptly returned to the Borrower from time to time to the extent the amount deposited shall exceed the Defaulting Lender’s Percentage of the Letter of Credit Outstandings or if such Lender ceases to be a Defaulting Lender. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Lien on Cash Collateral. This Agreement sets forth certain additional requirements to deliver Cash Collateral. The Borrower hereby grants to Administrative Agent a security interest (subject to the Collateral Documents) in all such cash, all deposit accounts into which such cash is deposited, all balances in such accounts and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.
(d)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 5.8 or Sections 2.7, 5.2, 6.3, or 12.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Outstandings, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(e)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 15.8(i))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of an Unmatured Event of Default or Event of Default, and (y) the Person providing Cash Collateral and the Issuer, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
5.9    Nature of Reimbursement Obligations. The Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. None of the Administrative Agent, any Issuer or any Lender (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:
(a)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(b)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
(c)    failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
(d)    errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile or otherwise; or
(e)    any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit or of the proceeds thereof.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted the Administrative Agent any Issuer or any Lender hereunder. In furtherance and extension, and not in limitation or derogation, of the foregoing, any action taken or omitted to be taken by any Issuer in good faith shall be binding upon the Borrower and shall not put such Issuer under any resulting liability to the Borrower.

5.10    Increased Costs; Indemnity. If by reason of (a) any Change in Law, or (b) compliance by any Issuer or any Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority, including Regulation D of the FRB:
(i)    any Issuer or any Lender shall be subject to any Tax (other than Taxes on overall net income and franchises that are imposed as a result of such Issuer or Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax), levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 5, whether directly or by such being imposed on or suffered by such Issuer or any Lender;
(ii)    any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by any Issuer or participations therein purchased by any Lender; or
(iii)    there shall be imposed on any Issuer or any Lender any other condition regarding this Section 5, any Letter of Credit or any participation therein;
and the result of the foregoing is directly or indirectly to increase the cost to such Issuer of issuing, making or maintaining any Letter of Credit or the cost to such Lender of purchasing or maintaining any participation therein, or to reduce any amount receivable in respect thereof by such Issuer or such Lender, then and in any such case such Issuer or such Lender may, at any reasonable time after the additional cost is incurred or the amount received is reduced, notify the Borrower thereof, and the Borrower shall pay on demand such amounts as such Issuer or Lender may specify to be necessary to compensate such Issuer or Lender for such additional cost or reduced receipt. The determination by such Issuer or Lender, as the case may be, of any amount due pursuant to this Section, as set forth in a statement setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be final and presumptively valid and binding on all of the parties hereto. In addition to amounts payable as elsewhere provided in this Section 5, the Borrower hereby agrees to protect, indemnify, pay and save each Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) which such Issuer or such Lender may incur or be subject to as a consequence, direct or indirect, of (x) the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of such Issuer as determined by a court of competent jurisdiction, or (y) the failure of such Issuer to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
5.11    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the ISP and the UCP at the time of issuance shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, an Issuer shall not be responsible to the Borrower for, and an Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuer required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
SECTION 6.    PAYMENTS, OFFSETS, PREPAYMENTS AND REDUCTION OR TERMINATION OF THE COMMITMENTS; BORROWING BASE; INCREASE IN COMMITMENTS.
6.1    Payments Generally. Except as otherwise specified in this Agreement, all payments hereunder (including payments with respect to the Loans) shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off and shall be made in coin or currency of the United States which at the time of payment shall be legal tender for the payment of public and private debts in immediately available funds by the Borrower to the Administrative Agent for the account of the Lenders, pro rata according to the unpaid principal amounts of the Loans held by them. All such payments shall be made to the Administrative Agent, prior to 10:30 a.m. on the date due at the Administrative Agent’s Office or at such other place as may be designated by the Administrative Agent to the Borrower in writing. Any payment received after 10:30 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly remit in immediately available funds to each Lender or the applicable Issuer, as the case may be, its share of all such payments received by the Administrative Agent for the account of such Lender or such Issuer, as applicable. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest or any fees. For purposes of the imposition of any tax (other than taxes on net income and franchises), levy, charge or withholding of any nature or any variation thereof or any penalty with respect to the maintenance or fulfillment of the Borrower’s obligations under this Agreement, whether directly or by such being imposed on or suffered by the Administrative Agent, any Lender, any Issuer or the Collateral Agent, all payments hereunder shall be made from sources within the United States by the Borrower. Any payments or prepayments to be applied to the outstanding amount of any Loans shall be applied to the Loans held by the Lenders that are not Defaulting Lenders ratably (based upon the outstanding amount of all Loans held by all Lenders that are not Defaulting Lenders) until each Lender (including any Defaulting Lender) has its Percentage of all of the outstanding amount of the Loans, and the balance, if any, of such payments or prepayments shall be applied to the Loans of all Lenders in accordance with their respective Percentages.
6.2    Prepayments.
(a)    Mandatory. If at any time the TCIL Usage exceeds the Credit Capacity, the Borrower shall immediately make a mandatory prepayment to the Administrative Agent (which shall be applied (or held for application, as the case may be) by the Administrative Agent first to the aggregate unpaid principal amount of the Loans then outstanding and then to the payment or Cash Collateralization of the Letter of Credit Outstandings) in an amount sufficient to eliminate such excess.
(b)    Optional.
(i)    General Prepayments. The Borrower may from time to time (subject to the notice and minimum prepayment provisions set forth in this clause (i)), upon prior written or telephonic notice received by the Administrative Agent in a form acceptable to the Administrative Agent (which shall promptly advise each Lender thereof) at least three Business Days prior to any prepayment of Eurodollar Rate Loans and one Business Day prior to any prepayment of Alternate Base Rate Loans, prepay the principal of the Loans in whole or in part without premium or penalty; provided that (x) any partial prepayment of principal pursuant to this clause (b)(i) shall be in a minimum amount of $500,000 or any whole multiple of $250,000 in excess thereof and (y) any prepayment of a Eurodollar Rate Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 7.5. The Borrower shall promptly confirm in writing any telephonic notice of prepayment in writing.
(ii)    Special Prepayments. The Borrower may from time to time prepay any Loan pursuant to the provisions of Section 7.7. Any prepayment of the principal of the Loans pursuant to this clause (b)(ii) shall include accrued interest to the date of prepayment on the principal amount being prepaid.
(c)    Application. Any prepayment pursuant to Section 6.2(a) or 6.2(b) above shall be applied to such Loans as the Borrower shall direct or, in the absence of such direction: first, to any Eurodollar Rate Loan with an Interest Period ending on the date of such prepayment, second, to any Alternate Base Rate Loans outstanding on such date, and third, to such other Loans as the Administrative Agent may reasonably determine.
6.3    Reduction or Termination of Commitments.
(a)    The Borrower may from time to time, upon at least 5 Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each

Lender thereof), permanently reduce the Aggregate Commitment Amount to an amount that is not less than the TCIL Usage. Any such reduction shall be in an amount of $5,000,000 or a higher integral multiple of $1,000,000. The Borrower may at any time on like notice terminate the Commitments upon payment in full of the outstanding Loans and all other related Liabilities and by replacing and surrendering all issued and outstanding Letters of Credit or, at the applicable Issuers’ option, providing Cash Collateral security for all Letter of Credit Outstandings in accordance with Section 5.8.
(b)    Any reduction of the Commitments pursuant to clause (a) above shall be applied to the Commitment of each Lender according to its Percentage.
6.4    Offset. In addition to and not in limitation of all rights of offset that any Lender may have under applicable law, each Lender shall, upon the occurrence of any Event of Default described in Section 12.1 or any Unmatured Event of Default described in Section 12.1(e), have the right to appropriate and apply to the payment of the Liabilities owing to it (whether or not due) any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with such Lender or any Affiliate thereof, and each such Affiliate is hereby irrevocably authorized to permit such setoff, provided that any such appropriation and application shall be subject to the provisions of Section 6.5; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
6.5    Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of any Loan or Letter of Credit in excess of its pro rata share of payments and other recoveries obtained by all Lenders on account of all Loans and Letters of Credit (including after giving effect to the loss of any payment or recovery by any other Lender), such Lender shall purchase from the other Lenders such participations in the Loans and/or Letters of Credit held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery pro rata with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender which is required to restore such purchase price shall pay its pro rata share of such interest. The Borrower agrees that any Lender so purchasing a participation from the other Lenders under this Section 6.5 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off pursuant to Section 6.4) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
6.6    Borrowing Base. The borrowing base (the “Borrowing Base”) as of any date shall be an amount equal to the total of:
(a)    the sum of:
(i)    80% of the net investment of the Borrower in Finance Leases of SIA Container Equipment as recorded on the Borrower’s balance sheet (determined in accordance with GAAP consistently applied);
(ii)    83.33% of the result of (x) the Net Book Value of the Borrower’s (not including any Subsidiary’s) SIA Container Equipment (not including the Net Book Value, if any, of (A) any lost, stolen or destroyed SIA Container Equipment to the extent the Net Book Value thereof (calculated as though not lost, stolen or destroyed) exceeds $250,000, and such SIA Container Equipment has been off-hire and no longer billed to a lessee for a period in excess of 90 days, and (B) any spare parts comprising any portion of SIA Container Equipment) minus (y) Unsecured Vendor Debt and trade payables incurred in connection with the acquisition of such SIA Container Equipment; and
(iii)    80% of the Book Value (net of reserves in accordance with GAAP) of Casualty Receivables which are outstanding for 120 days or less (excluding Casualty Receivables from Affiliated Entities in excess of $5,000,000 in the aggregate);
minus
(b)    the sum of:
(i)    the current portion of Subordinated Funded Debt; (ii) 20% of the Letter of Credit Outstandings allocable to commercial Letters of Credit; (iii) the outstanding principal amount of Total Senior Debt (other than Indebtedness hereunder) secured by (x) Finance Leases of SIA Container Equipment, (y) SIA Container Equipment and/or (z) Casualty Receivables; and (iv) accrued and unpaid interest on Total Senior Debt secured by (x) Finance Leases of SIA Container Equipment, (y) SIA Container Equipment and/or (z) Casualty Receivables;
in each case, calculated in accordance with GAAP.

The Borrowing Base shall be set forth (showing all calculations) in a Borrowing Base Certificate duly executed and delivered by an Authorized Signatory. Any Borrowing Base Certificate delivered pursuant to Section 10.1(f) or 11.2(f) shall remain effective until delivery of a new Borrowing Base Certificate pursuant to Section 10.1(f) or 11.2(f); provided that in connection with any Loan Request for Loans, the Borrower may submit an interim updated Borrowing Base Certificate showing the effect that the use of the proceeds of such Loans will have on item (a)(ii)(y), (b)(i), (b)(ii) or (b)(iii) of the definition of “Borrowing Base”, it being understood that to the extent necessary, such interim Borrowing Base Certificate may be prepared by the Borrower using good faith reasonable estimates of the information contained therein. Any such updated interim Borrowing Base Certificate shall include a representation by an Authorized Signatory that (x) the proceeds of such Loans (or the relevant portion thereof) will be used to pay Indebtedness of the type described in such item (a)(ii)(y), (b)(i), (b)(ii) or (b)(iii) and (y) to the extent necessary, such Borrowing Base Certificate was prepared using the Borrower’s good faith reasonable estimates of the information contained therein. At no time shall the TCIL Usage exceed the current Borrowing Base as shown on the most recently delivered Borrowing Base Certificate.
6.7    Increase in the Aggregate Commitment Amount.
(a)    The Borrower may at any time (but not more than twice in any calendar quarter), by means of a letter to the Administrative Agent, request that the Aggregate Commitment Amount be increased (a “Commitment Increase”) as of the date specified in such letter (the “Increase Date”) by (i) increasing the Commitment of any Lender (an “Increasing Lender”) that has agreed to such increase (it being understood that no Lender shall have any obligation to increase its Commitment pursuant to this Section 6.7) and/or (ii) adding one or more Eligible Assignees (each an “Additional Lender”) as parties hereto, in each case with a Commitment in the amount agreed to by such Additional Lender; provided that (A) the amount of the aggregate Commitments shall not exceed $600,000,000, (B) each Commitment Increase shall be in a minimum amount of $10,000,000, and (C) the Commitment of each Additional Lender shall be $10,000,000 or more.
(b)    On each Increase Date, (x) each applicable Additional Lender shall become a party to this Agreement with the rights and obligations of a “Lender” hereunder and (y) the Commitment of each applicable Increasing Lender shall be increased by the amount agreed by such Increasing Lender; provided that:
(i)    on such Increase Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by an Authorized Signatory of the Borrower, dated such Increase Date stating that: (A) the representations and warranties contained in Section 9 are true and correct on and as of such Increase Date, before and after giving effect to the Commitment Increase, as though made on and as of such Increase Date, (B) no material adverse change has occurred since the date of the financial statements most-recently delivered pursuant to Section 10.1(a) and (C) no Event of Default or Unmatured Event of Default exists;
(ii)    on or before such Increase Date, the Administrative Agent shall have received the following, each dated such Increase Date, for further distribution to each Lender (including each Additional Lender): (A) certified copies of resolutions of the board of directors of the Borrower approving the Commitment Increase and any corresponding modifications to this Agreement; (B) such other approvals or documents as any Lender through the Administrative Agent may reasonably request in connection with such Commitment Increase; (C) a joinder agreement from each Additional Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent; and (D) written confirmation from each Increasing Lender of the increase in the amount of its Commitment hereunder, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.
On each Increase Date, upon fulfillment of the conditions set forth in this Section 6.7(b), the Administrative Agent shall notify the Lenders (including each Additional Lender) and the Borrower of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Additional Lender on such date. Each Increasing Lender and each Additional Lender shall, before 10:30 a.m. on the Increase Date, make available for the account of its applicable lending office to the Administrative Agent at the Administrative Agent’s Office, in same day funds, an aggregate amount to be distributed to the other Lenders for the account of their respective applicable lending offices such that, after giving effect to such distribution, each Lender has a ratable share (calculated based on its Commitment as a percentage of the Aggregate Commitment Amount after giving effect to such Commitment Increase) of each outstanding Borrowing. The Borrower acknowledges that, in order to maintain Borrowings in accordance with each Lender’s ratable share thereof, a reallocation of the Commitments as a result of a non-pro-rata increase in the aggregate Commitments may require prepayment of all or portions of certain Borrowings on the date of such increase (and any such prepayment shall be subject to the provisions of Section 7.5).
SECTION 7.    ADDITIONAL PROVISIONS RELATING TO EURODOLLAR RATE LOANS; CAPITAL ADEQUACY; TAXES.
7.1    Increased Cost. If, as a result of any Change in Law:
(a)    any tax is imposed on any Lender or Issuer or the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Loan is changed (other than in respect of Taxes on the overall net income of such Lender or Issuer that are imposed as a result of such Lender or Issuer having its principal office located in the jurisdiction imposing such Tax);
(b)    any reserve, special deposit, compulsory loan, insurance charge or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender are imposed, modified or deemed applicable; or
(c)    any other condition, cost or expense affecting this Agreement or any Eurodollar Rate Loan is imposed on any Lender or the interbank eurodollar markets;
and such Lender determines that, solely by reason thereof, the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) is increased, or the amount of any sum receivable by such Lender hereunder in respect of any of the Loans (whether of principal, interest or any other amount) is reduced, then the Borrower shall pay to such affected Lender upon written demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof but only to the extent not theretofore provided to the Borrower) such additional amount or amounts as will compensate such Lender for such additional cost or reduction (provided such amount has not been compensated for in the calculation of the Eurocurrency Reserve Percentage). Determinations by a Lender for purposes of this Section of the additional amounts required to compensate such Lender in respect of the foregoing shall be final and presumptively valid and binding on all of the parties hereto, absent manifest error.
7.2    Deposits Unavailable or Interest Rate Unascertainable. If prior to the first day of an Interest Period for a Eurodollar Rate Loan the Majority Lenders determine (which determination shall be conclusive and binding on the parties hereto) that (a) Dollar deposits, of the relevant amount for the relevant Interest Period, are not available to banks in the London interbank eurodollar market (“Impacted Loans”), (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable to such Interest Period or (c) the Eurodollar Rate for any requested Interest Period with respect to such Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent shall promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice, and any notice of new or continued Eurodollar Rate Loans previously given by the Borrower and not yet borrowed, converted or continued shall be deemed a notice to make, convert into or continue Alternate Base Rate Loans.
Notwithstanding the foregoing, if the Majority Lenders have made the determination described in clause (a) of the foregoing paragraph, the Administrative Agent, in consultation with the Borrower and the Majority Lenders, may establish an alternative interest rate for the Impacted Loans, in which case such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Majority Lenders revoke the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Majority Lenders

notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans with an interest rate determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
7.3    Changes in Law Rendering Eurodollar Rate Loans Unlawful. If at any time due to any new law, treaty or regulation, or any change of any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to the date hereof, it is unlawful for any Lender to perform its obligations hereunder or to make, maintain or fund, or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then the obligation of such Lender to issue, make, fund or charge interest with respect to any Credit Extension or provide Eurodollar Rate Loans shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. Upon receipt of such notice, the Borrower shall, if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such Eurodollar Rate Loans to Alternate Base Rate Loans or prepay such Eurodollar Rate Loans (and all Eurodollar Rate Loans of all other Lenders which have the same Interest Period).
7.4    Capital Adequacy. If any Lender or any Issuer shall determine at any time after the date hereof that any Change in Law affecting such Lender or Issuer or any lending office of such Lender or such Lender’s or such Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company as a consequence of its obligations hereunder to a level below that which such Lender or such Issuer or any holding company of such Lender or such Issuer could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies, and the policies of such Lender’s or such Issuer’s holding company, with respect to capital adequacy) by an amount deemed by such Lender or such Issuer to be material, then the Borrower shall pay to such Lender or such Issuer upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement or under any other Loan Document, as will compensate such Lender or such Issuer or any holding company of such Lender or such Issuer for such reduction. Any such demand by any Lender or any Issuer hereunder shall be in writing, and shall set forth the reasons for such demand and copies of all documentation reasonably relevant in support thereof. Determinations by any Lender or any Issuer for purposes of this Section 7.4 of the additional amount or amounts required to compensate such Lender or such Issuer in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, any Lender or any Issuer may use any reasonable averaging and attribution methods.
7.5    Indemnity. The Borrower will indemnify each Lender against any loss or expense which such Lender may sustain or incur, including any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain a Loan, due to (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurodollar Rate Loan, (b) any failure of the Borrower to borrow on a date specified therefor in a notice thereof, (c) any payment or prepayment (including any prepayment pursuant to Section 7.3 or 7.7) of any Eurodollar Rate Loan on a date other than the last day of the Interest Period for such Loan, (d) any failure of the Borrower to continue a Eurodollar Rate Loan on a date specified in a notice of continuation or to convert an Alternate Base Rate Loan to a Eurodollar Rate Loan on a date specified in a notice of conversion or (e) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 7.7. Upon the written notice of a Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.
7.6    Discretion of the Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Eurodollar Rate Loans in any manner it elects, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if all Lenders had actually funded and maintained each Eurodollar Rate Loan through the purchase of Dollar deposits having a maturity corresponding to the maturity of the applicable Eurodollar Rate Loan and bearing an interest rate equal to the Eurodollar Rate (whether or not, in any instance, any Lender shall have granted any participations in such Loan). Any Lender may, if it so elects, fulfill any commitment to make any Eurodollar Rate Loan by causing a foreign branch or Affiliate to make or continue such Eurodollar Rate Loan, provided that in such event such Loan shall be deemed for the purposes of this Agreement to have been made by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by such Lender, to the extent of such Loan, for the account of such branch or Affiliate.
7.7    Special Prepayment; Replacement of Lender. If any Lender makes any demand for payment of any amount pursuant to Section 5.10, 7.1, 7.4 or 7.8, gives any notice pursuant to Section 7.2 or 7.3 or is a Defaulting Lender (any such Lender, an “Affected Lender”), then the Borrower may, with the prior written consent of the Administrative Agent, either (i) reduce or terminate the Commitments of such Affected Lender and immediately prepay the applicable outstanding

Liabilities owed to such Affected Lender (or all outstanding Liabilities owed to such Affected Lender in the case of a termination) so that, after giving effect to such prepayment, such Affected Lender has a pro rata share (based on its revised Percentage after giving effect to such reduction) of the outstanding Loans, together with all accrued and unpaid interest thereon, and/or (ii) cause such Affected Lender to assign its Commitments, its Loans, its participations in Letters of Credit and its interest in this Agreement and the other Loan Documents to one or more other Eligible Assignees (any such assignee, together with all Lenders other than such Affected Lender, the “Remaining Lenders”) selected by the Borrower and acceptable to the Administrative Agent. Any assignment made pursuant to clause (ii) above shall be in accordance with Section 15.8 (but without giving effect to any provision of such Section which restricts the minimum or maximum amount which is permitted to be assigned).
If any reduction or termination of any Affected Lender’s Commitment is made pursuant to clause (i) above, then (A) the Aggregate Commitment Amount shall be reduced by an amount equal to the aggregate amount of the Commitment so reduced or terminated, and (B) each Remaining Lender’s (and, in the case of a reduction, such Affected Lender’s) share or percentage of the Aggregate Commitment Amount, as so reduced, shall be deemed proportionately adjusted; it being understood that the amount of any Lender’s Commitment (as opposed to any Lender’s share or percentage of the Aggregate Commitment Amount) shall not at any time be increased without the consent of such Lender.
7.8    Loan Related Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender’s or any Issuer’s overall net income or receipts that are imposed as a result of such Lender or Issuer being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (such non-excluded items being called “Loan Related Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Loan Related Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:
(i)    pay directly to the relevant authority the full amount required to be so withheld or deducted;
(ii)    promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and
(iii)    pay to the Administrative Agent for the account of the Lenders and the Issuers such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender and each Issuer will equal the full amount such Lender or such Issuer would have received had no such withholding or deduction been required.
Moreover, if any Loan Related Taxes are directly asserted against the Administrative Agent, any Lender or any Issuer with respect to any payment received by the Administrative Agent, such Lender or such Issuer hereunder, the Administrative Agent, such Lender or such Issuer may pay such Loan Related Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Loan Related Taxes (including any Loan Related Taxes on such additional amount) shall equal the amount such person would have received had not such Loan Related Taxes been asserted.
If the Borrower fails to pay any Loan Related Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Loan Related Taxes, interest or penalties that may become payable by any Lender as a result of any such failure which are incurred without fault of the Administrative Agent, any Lender or any Issuer. For purposes of this Section 7.8, a distribution hereunder by the Administrative Agent, any Lender or any Issuer to or for the account of any Lender or any Issuer shall be deemed a payment by the Borrower.
If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested in writing by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Upon the request of the Borrower or the Administrative Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:
(i)    duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(ii)    duly completed copies of Internal Revenue Service Form W-8ECI;
(iii)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) or section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable; or
(iv)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
Each party’s obligations under this Section 7.8 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Liabilities.
For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
SECTION 8.    COLLATERAL.
To secure the full and prompt payment when due, and the prompt performance, of all of the Liabilities, the Borrower hereby grants to the Collateral Agent, for the benefit of the Lenders, each Issuer and the Administrative Agent, pursuant to the Collateral Documents, a security interest, mortgage and lien upon the assets described as Collateral in the Security and Intercreditor Agreement. The Borrower agrees that it will at its sole expense (a) with or without any request by the Administrative Agent, immediately deliver or cause to be delivered to the Collateral Agent, in due form for transfer (i.e., endorsed in blank or accompanied by duly executed blank stock or bond powers), all securities, chattel paper, instruments and documents of title, if any, at any time representing all or any of the Collateral, and (b) upon request of the Administrative Agent or the Collateral Agent furnish or cause to be furnished to the Collateral Agent, in due form for filing or recording the same in all public offices deemed necessary or appropriate by the Administrative Agent or the Collateral Agent, as the case may be, such collateral documents, assignments, security agreements, mortgages, deeds of trust, pledge agreements, consents, waivers, financing statements, stock or bond powers, and other documents, and amendments thereto and do such other acts and things, all as the Administrative Agent or the Collateral Agent may from time to time request to establish and maintain, to the satisfaction of the Administrative Agent and the Collateral Agent and in favor of the Collateral Agent for the benefit of the Administrative Agent and the Lenders, a valid perfected lien or mortgage on and security interest in all Collateral (free of all other liens, claims and rights of third parties whatsoever other than Permitted Liens).
SECTION 9.    REPRESENTATIONS AND WARRANTIES.
To induce the Administrative Agent and the Lenders to enter into this Agreement and make Loans and participate in Letters of Credit and to induce each Issuer to issue Letters of Credit hereunder, the Borrower represents and warrants that:
9.1    Existence. The Borrower is an exempted company duly incorporated with limited liability and validly existing and in good standing under the laws of Bermuda. All of the Borrower’s corporate Restricted Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the states or countries of their respective incorporation. All of the Borrower’s other Restricted Subsidiaries, if any, are entities duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization. The Borrower and all of its Subsidiaries are each in good standing and are duly qualified to do business in each state where, because of the nature of their respective activities or properties, failure to be in such good standing or so qualified would have a Material Adverse Effect.
9.2    Authorization. The Borrower has the power and is duly authorized to execute and deliver this Agreement, the Notes, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and the other Loan Documents to which it is a party, and is and will continue to be duly authorized to borrow monies hereunder, grant a security interest in the Collateral and perform its obligations under this Agreement, the Notes, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and such other Loan Documents. The execution, delivery and performance by the Borrower of this Agreement, the Notes, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and the other Loan Documents to which it is a party, and the borrowings hereunder, and the granting of any security interest provided for in the Loan Documents, do not and will not require any consent or approval of any Governmental Authority or authority, stockholder or any other Person, which has not already been obtained. The Borrower and each of its Restricted Subsidiaries has the power, right and legal authority to own and operate its properties and carry on its business as now conducted and proposed to be conducted.

9.3    No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, the Notes, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a breach of, or default under (a) any provision of law, (b) the charter or by-laws of the Borrower, (c) any agreement or instrument binding upon the Borrower or (d) any court or administrative order or decree applicable to the Borrower, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, other than Liens arising pursuant to the Security and Intercreditor Agreement or the Intercreditor Collateral Agreement.
9.4    Validity and Binding Effect. This Agreement, the Intercreditor Collateral Agreement and the Security and Intercreditor Agreement are, and the Notes and other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.
9.5    No Default. Neither the Borrower nor any of its Restricted Subsidiaries is in default under any agreement or instrument (subject to all applicable grace periods thereunder) to which the Borrower or any Restricted Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which might, individually or in the aggregate, have a Material Adverse Effect. No Event of Default or Unmatured Event of Default exists.
9.6    Insurance. Schedule 9.6 is a complete and accurate description of the property, casualty and liability insurance maintained by the Borrower as of the Restatement Effective Date. The certificates or copies of policies evidencing the Borrower’s insurance coverage, which have been furnished to each Lender and which are referenced in Schedule 9.6, are complete and accurate.
9.7    Litigation and Contingent Liabilities. No claims, litigation, arbitration proceedings or governmental proceedings are pending or, to the Borrower’s knowledge, threatened against or are affecting the Borrower or any of its Restricted Subsidiaries, the result of which might interfere with the consummation of any of the transactions contemplated by this Agreement or any document issued in connection herewith, or is reasonably possible or probable (as such terms are used in Statement of Financial Accounting Standards No. 5, March 1975) to result (either in any one case or in the aggregate) in a Material Adverse Effect. Other than any liability incident to such claims, litigation or proceedings, or provided for or disclosed in the Audited Financial Statements or listed on Schedule 9.7, as of the Restatement Effective Date, neither the Borrower nor any of its Restricted Subsidiaries has any contingent liabilities which are material to the Borrower and its Restricted Subsidiaries taken as a whole.

9.8    Title; Liens. The Borrower and its Restricted Subsidiaries have good, legal and marketable title to each of their respective assets, and none of such assets is subject to any Lien, except for Permitted Liens. No financing statement (other than any which may have been filed on behalf of the Collateral Agent or in connection with any Permitted Lien) covering any of the Collateral is on file in any public office.
9.9    Subsidiaries. As of the Restatement Effective Date, (a) the Borrower has no Subsidiaries except as listed on Schedule 9.9 and (b) the Borrower and its Subsidiaries own the percentage of its Subsidiaries as set forth on Schedule 9.9. All equity interests in each Subsidiary have been validly issued, are fully paid and are non-assessable.
9.10    Partnerships; Limited Liability Companies. As of the Restatement Effective Date, neither the Borrower nor any of its Restricted Subsidiaries is a partner, member or joint venturer in any partnership, limited liability company or joint venture other than the partnerships, limited liability companies and joint ventures, if any, listed on Schedule 9.10.
9.11    Purpose. The proceeds of the Loans will be used by the Borrower for its working capital, for the refinancing of existing Indebtedness and for its purchase of Container Equipment and for general corporate purposes (including the payment of dividends to its stockholders). The Standby Letters of Credit shall be used by the Borrower for general corporate purposes. The Commercial Letters of Credit shall be used by the Borrower in connection with the sale or shipment of Container Equipment purchased by the Borrower in the ordinary course of the Borrower’s business.
9.12    Regulations T, U and X. The Borrower and its Subsidiaries are not engaged in the business of purchasing or selling “margin stock”, as such term is defined in Regulation U of the FRB, or extending credit to others for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or for any other purpose which would violate any of Regulation T, U or X of the FRB or any other regulation therefor.
9.13    Compliance. (a) The Borrower and its Subsidiaries are in compliance with all statutes and governmental rules and regulations applicable to them, their businesses and properties, except for any noncompliance which is not reasonably likely to have a Material Adverse Effect.
(a)    (i) None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (w) is currently the subject or target of any Sanctions, (x) is a person included on OFAC’s List of Specially Designated Nationals and Blocked Persons List, OFAC’s Consolidated Non-SDN List, HMT’s Consolidated List of Financial Sanctions Targets, the Investment Ban List of the European Union or any similar list enforced by any other relevant sanctions authority; (y) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (z) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or Person; and (ii) none of the proceeds from the Loans will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or Person.
(b)    None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
(c)    Each of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
(d)    The Borrower and its Subsidiaries have (i) conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and all other similar anti-corruption or anti-bribery legislation in any other relevant jurisdiction and (ii) instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
9.14    Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 303(k) of ERISA or section 430(k) of the Code. Each Pension Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Pension Plan, (b) neither the Borrower nor any ERISA Affiliate has withdrawn from any Pension Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Pension Plan. No condition exists or event or transaction has occurred in connection with any Pension Plan which could result in the incurrence by the Borrower or any ERISA Affiliate of any material liability, fine or penalty. Neither the Borrower nor any ERISA Affiliate is a member of, or participating employer in, contributes to, or has any liability with respect to, any “multiple employer plan” as described in sections 4063 and 4064 of ERISA or any multiemployer plan within the meaning of section 4001(a)(3) of ERISA. Neither the Borrower nor any of its Subsidiaries has any contingent liability with respect to any post-retirement benefit under any Welfare Plan other than liability for continuation coverage described in Part 6 of Title I of ERISA, except as listed on Schedule 9.14.
9.15    Environmental Warranties. Except as set forth in Schedule 9.15:
(a)    all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in material compliance with all Environmental Laws;
(b)    to the best of Borrower’s knowledge, there have been no past, and there are currently no pending or to the best of the Borrower’s knowledge threatened:
(i)    claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or
(ii)    complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law;
(c)    to the best of the Borrower’s knowledge, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a material adverse effect on the business, financial condition, operations or properties of the Borrower and its Subsidiaries;
(d)    the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations required under the laws of the United States and, to the best of the Borrower’s knowledge, the applicable laws of other countries, relating to environmental matters and necessary or desirable for their businesses;
(e)    no property now owned or leased to, and to the best of Borrower’s knowledge no property previously owned or leased to, the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;
(f)    to the best of the Borrower’s knowledge, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a material adverse effect on the business, financial condition, operations or properties of the Borrower and its Subsidiaries;
(g)    neither Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or any such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;
(h)    there are no polychlorinated biphenyls or friable asbestos present at any real property now owned or operated by the Borrower or any of its Subsidiaries or, to the best of Borrower’s knowledge, previously owned or operated by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a material adverse effect on the business, financial condition, operations or properties of the Borrower and its Subsidiaries; and
(i)    no conditions exist at, on or under any real property now owned or operated by or, to the best of Borrower’s knowledge, previously owned or operated by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.
9.16    Taxes. Each of the Borrower and each of its Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, (a) as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained; or (b) the amount of which is de minimis. As of the date of this Agreement, the Borrower is not aware of any proposed assessment against the Borrower or any of its Subsidiaries for additional Taxes (or any basis for any such assessment) which might be material to the Borrower and its Subsidiaries taken as a whole.
9.17    Investment Company Act Representation. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

9.18    Accuracy of Information. All factual information, other than financial projections, heretofore or contemporaneously furnished by the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.
9.19    Financial Statements. The Audited Financial Statements, copies of which have been furnished to the Lenders, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year end period and present fairly the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations for the period then ended.
9.20    No Material Adverse Change. Since the date of the Audited Financial Statements, there has been no material adverse change in the financial condition of the Borrower and its Subsidiaries taken as a whole.
9.21    EU Bail-In. The Borrower is not an EEA Financial Institution.
SECTION 10.    BORROWER’S COVENANTS.
From the date of this Agreement and thereafter until the expiration or termination of the Commitments and until the Loans and other Liabilities are paid and performed in full, the Borrower agrees that, unless at any time the Majority Lenders shall otherwise expressly consent in writing, it will perform and fulfill its obligations set forth in this Section 10.
10.1    Financial Statements and Other Reports. The Borrower will furnish or will cause to be furnished to the Administrative Agent and each of the Lenders:
(a)    Annual Audit Reports. Within 120 days after the end of each fiscal year, a copy of the annual audit report of the Borrower and its Subsidiaries prepared on a consolidated basis in conformity with GAAP and certified, without qualification, by independent certified public accountants of recognized national standing. Such annual audit report shall (i) include a footnote setting forth the amount of management fees earned by the Borrower under Management Agreements from (x) Unrestricted Subsidiaries and (y) all sources other than Unrestricted Subsidiaries during such fiscal year; (ii) contain a consolidating schedule showing the consolidated balance sheets of the Borrower and its Restricted Subsidiaries, TCI and TCCI as of the end of such fiscal year, and the related consolidated statements of operations, stockholder’s equity and comprehensive income, and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year; and (iii) be accompanied by a letter from such accountants stating that, in the course of their preparation of such audit report, they have not become aware of any Event of Default or Unmatured Event of Default under Section 10.13, 10.15 or 10.16, or if they have become aware of any such event, describing it in reasonable detail;
(b)    Quarterly Financial Statements. Within 60 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), a copy of the unaudited financial statements of the Borrower and its Subsidiaries for such fiscal quarter prepared on a consolidated basis in conformity with GAAP (subject to year-end audit adjustments and the absence of footnotes). Such financial statements shall (i) include a schedule setting forth the amount of management fees earned by the Borrower under Management Agreements from (x) Unrestricted Subsidiaries and (y) all sources other than Unrestricted Subsidiaries during such fiscal quarter; and (ii) contain a consolidating schedule showing the consolidated balance sheets of the Borrower and its Restricted Subsidiaries, TCI and TCCI as of the end of such fiscal quarter, and the related consolidated statements of operations, stockholder’s equity and comprehensive income, and cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the equivalent timeframe for the previous fiscal year;
(c)    Officer’s Certificate and Report. Together with the financial statements furnished by the Borrower under the preceding clauses (a) and (b), a Compliance Certificate signed by an Authorized Signatory dated the date of delivery of such financial statements, to the effect that no Event of Default or Unmatured Event of Default exists, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 10; provided that with respect to such financial ratios and restrictions, such certification shall be effective only as of the date of such financial statements;
(d)    Lease Reports. Together with the financial statements furnished by the Borrower under the preceding clauses (a) and (b), a report of an Authorized Signatory, relating to the Combined Fleet, dated the date of such financial statements, setting forth the Utilization Ratio and, if requested by the Administrative Agent or any Lender, the average monthly and year-to-date lease rate, in form and substance satisfactory to, and with such additional information as may be from time to time reasonably requested by, the Majority Lenders;
(e)    SEC and Other Reports. Copies of each filing and report made by the Borrower or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Borrower or any Subsidiary to stockholders generally concerning events of material significance to the Borrower or any Subsidiary, promptly upon the filing or making thereof;
(f)    Borrowing Base Certificate. Within 15 Business Days after the end of each month (and, to the extent reasonably practicable, at any other time upon request by the Administrative Agent on behalf of the Majority Lenders), a Borrowing Base Certificate executed by an Authorized Signatory as of the end of such month (or as of such other requested date with respect to any interim Borrowing Base Certificate), it being understood that any such interim Borrowing Base Certificate may, to the extent necessary, be prepared by the Borrower using good faith reasonable estimates of the information contained therein;
(g)    Container Equipment Reports. Within 60 days after the end of each fiscal quarter (or, in the case of the fourth fiscal quarter of a fiscal year, 120 days), a summary setting forth (i) the number and types of Container Equipment then owned by the Borrower, (ii) their aggregate Net Book Value and (iii) their aggregate original cost (or, upon the Administrative Agent’s request during the existence of an Event of Default or Unmatured Event of Default, a detailed report as of the end of each fiscal quarter, setting forth with respect to each unit of Container Equipment then owned by the Borrower and subject to a Long Term Lease its (w) serial or other identifying number, (x) in-service date, (y) Net Book Value (including totals thereof), and (z) original cost (including totals thereof)); it being understood that, unless reasonably requested by the Majority Lenders with reasonable notice, such reports shall be limited to all Revenue Generating Equipment (as defined in the Security and Intercreditor Agreement) constituting Collateral then owned by the Borrower; and
(h)    Requested Information. Promptly from time to time, such other reports or information concerning the Borrower or the Collateral as the Administrative Agent on behalf of the Majority Lenders or any Lender may reasonably request.
10.2    Notices. The Borrower will notify the Lenders in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:
(a)    Default. The occurrence of an Event of Default or an Unmatured Event of Default;
(b)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which is material to the Borrower and its Subsidiaries taken as a whole;
(c)    Pension and Welfare Plans. The Borrower or any ERISA Affiliate becomes obligated or assumes liability under any “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA); the occurrence of a Reportable Event with respect to any Pension Plan; the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other Person to terminate any Pension Plan; the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Pension Plan; or the incurrence of any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan;
(d)    Material Adverse Effect. The occurrence of an event which has had a Material Adverse Effect;
(e)    Change of Address. Any change in the address or location of the principal office of the Borrower from its address set forth on Schedule 10.2;
(f)    Change of Jurisdiction of Organization. Any change in the jurisdiction in which the Borrower is organized;
(g)    Report Regarding Representations. Any material event or change of circumstance which would prevent the Borrower from remaking, as of any date, the representations set forth in Sections 9.6, 9.7, 9.8, 9.9, 9.10, 9.14, 9.15 and 9.16 hereof or in Section 2.2 of the Security and Intercreditor Agreement;
(h)    S&P Rating. Promptly upon receipt by the Borrower of notice thereof, and in any event within five Business Days after any change in the S&P Rating, notice of such change; and
(i)    Other Events. The occurrence of such other events as the Administrative Agent or any Lender may from time to time reasonably specify;
provided that no notice given pursuant to this Section 10.2 shall be deemed to constitute a defense to, or waiver of, (i) any representation set forth in Section 9 being untrue in any material respect as of the date of this Agreement, (ii) any failure to perform or satisfy any covenant set forth in Section 10 or (iii) any Event of Default.
10.3    Existence. The Borrower will maintain and preserve and, subject to the provisions of clauses (w), (x), (y), and (z) of Section 10.11, cause each Restricted Subsidiary to maintain and preserve, its existence as a limited liability company, partnership or corporation, as the case may be, and keep in force and effect all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its business in the ordinary course as conducted from time to time.
10.4    Nature of Business. The Borrower will engage, and cause each Restricted Subsidiary to engage, in substantially the same fields of business as it is engaged in on the date hereof.
10.5    Books, Records and Inspection Rights. (a) The Borrower will maintain, and cause each Subsidiary to maintain, complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities. The Borrower will permit, and cause each Subsidiary to permit, access by the Administrative Agent or any Lender to the books and records of the Borrower and such Subsidiary at reasonable time intervals during normal business hours and permit, and cause each Subsidiary to permit, the Administrative Agent or any Lender to make copies of such books and records. The Borrower will permit, and will cause each Subsidiary to permit, the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit all of its offices and to discuss its financial matters with its officers. In addition, at any time during the existence of an Event of Default or Unmatured Event of Default, the Administrative Agent and each Lender may discuss financial matters with the independent public accountants, investment bankers and/or financial advisors of the Borrower as necessary to protect the interests of the Administrative Agent or such Lender (and the Borrower hereby authorizes such independent public accountants, investment bankers and financial advisors to discuss the Borrower’s financial matters with the Administrative Agent or any Lender or its representatives whether or not any representative of the Borrower is present). The Borrower will reimburse the Administrative Agent, its agents and designees for all reasonable costs and expenses incurred by them in the course of any such inspection if an Event of Default or Unmatured Event of Default shall then exist, or if such costs and expenses were incurred in determining that an Event of Default has been cured or an Unmatured Event of Default is no longer in effect. Payment of such costs and expenses at any other time shall be as mutually agreed by the Borrower and the Administrative Agent.
(a)    At the request of the Administrative Agent or the Majority Lenders, the Borrower shall fully cooperate with the Administrative Agent and auditors or appraisers selected by the Administrative Agent (which may be employees of the Administrative Agent) in the completion of a collateral examination of the assets of the Borrower that comprise the Borrowing Base and such other assets of the Borrower and/or its Subsidiaries as the Administrative Agent, such auditor or such appraiser, as applicable, determines are necessary to verify the Borrowing Base, which examination shall be at the expense of the Borrower; provided that unless an Event of Default has occurred and is continuing, the Borrower shall not be obligated to pay for more than one field examination of any Person in any fiscal year.
10.6    Insurance; Reports. The Borrower will maintain, and cause each Restricted Subsidiary to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as the Administrative Agent on behalf of the Majority Lenders may reasonably request from time to time. Without limiting the generality of the foregoing sentence, the Borrower will maintain, and cause each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are set forth in Schedule 10.6 attached hereto, provided that the Borrower shall have the right to provide any and all insurance required by this Section 10.6 by means of an equivalent program of self insurance or insurance issued by a captive insurance carrier if (a) approved in writing by the Majority Lenders or (b) such self insurance or captive insurance carrier provides insurance up to a maximum amount of $750,000 on an annual basis with the remainder provided by financially sound third party insurers as provided in this Section 10.6 and in Schedule 10.6. As soon as available and in any event not less than five days prior to the date of renewal of any insurance policy, the Borrower shall furnish (or cause to be furnished) to the Administrative Agent a broker’s certificate stating that such insurance coverage has been renewed or replaced. The Borrower has heretofore furnished, and as soon as available and in any event within 60 days after the date of renewal or replacement of any insurance policy, the Borrower shall furnish (or cause to be furnished), to the Administrative Agent certificates of insurance or certified copies of all insurance policies evidencing such insurance coverage, including loss payable endorsements naming the Collateral Agent as loss payee with respect to property and casualty insurance and an additional insured with respect to liability insurance, which certificates, policies and endorsements shall be consistent in form and substance with the requirements of Schedule 10.6 attached hereto. Subject to the next sentence, the Borrower agrees to give, as soon as possible and in any event not later than five days after it acquires knowledge thereof (whichever is earlier), notice in writing to the Administrative Agent and the Collateral Agent of any notice of cancellation of such insurance. The Borrower agrees to give, as soon as possible and in any event not later than two days after it acquires knowledge thereof (whichever is earlier), notice in writing to the Administrative Agent and the Collateral Agent of any notice of cancellation or reduction of the “War Risks and Strikes, Riots and Civil Commotions” coverage that the Borrower may have in effect from time to time.
10.7    Repair. The Borrower will maintain, preserve and keep, and cause each Restricted Subsidiary to maintain, preserve and keep, its properties in good repair, working order and condition, and from time to time make, and cause each Restricted Subsidiary to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained, ordinary wear and tear excepted, and excepting disposal of obsolete or damaged equipment.
10.8    Taxes. The Borrower will pay, and cause each Subsidiary to pay, when due, all of its Taxes, except such Taxes (a) as are being contested in good faith and by appropriate proceedings and as to which the Borrower or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP; or (b) the amount of which is de minimis.
10.9    Compliance. The Borrower will comply, and cause each Restricted Subsidiary to comply, with all statutes and governmental rules and regulations applicable to it, its businesses and its properties the failure to comply with which would have a Material Adverse Effect.
10.10    Pension Plans. The Borrower will not, and will not permit any Subsidiary or ERISA Affiliate to, permit any condition to exist in connection with any Pension Plan which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan. The Borrower will not, and will not permit any

Subsidiary or ERISA Affiliate to, engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by the Borrower, or by any Subsidiary or ERISA Affiliate, of any material liability, fine or penalty.
10.11    Merger, Purchase and Sale. The Borrower will not, and will not permit any Restricted Subsidiary to:
(a)    be a party to any merger or consolidation, unless (i) the Borrower shall be the surviving or continuing Person, (ii) at the time of such consolidation or merger and after giving effect thereto no Event of Default or Unmatured Event of Default shall have occurred and be continuing, (iii) after giving effect to such consolidation or merger the Borrower would be permitted to incur at least $1.00 of additional Indebtedness under the provisions of Sections 10.13 and 10.19 and (iv) the Borrower, as the surviving or continuing corporation, derives at least 85% of its revenue from the ownership or management of marine, trucking or other intermodal containers of any size, function or variety for the purpose of leasing such containers to various transportation companies throughout the world;
(b)    except in the normal course of its business, sell, transfer, convey, lease or otherwise dispose of all or any substantial part (as defined below) of the assets of the Borrower and its Restricted Subsidiaries taken as a whole, provided that sale-leaseback or sale-manageback transactions relating to Container Equipment owned by the Borrower for less than one year and sold for not less than the Net Book Value thereof shall not be prohibited under this clause (b) (as used herein, a “sale-manageback” transaction shall mean a sale wherein at the time of such sale the Borrower shall have entered into an agreement whereby the Borrower shall manage such Container Equipment for the purchaser thereof);
(c)    sell or assign, with or without recourse, any accounts receivable or chattel paper other than (x) in the ordinary course of business or (y) the sale of Long Term Leases on a fully non-recourse basis, provided that such leases, or the Container Equipment subject thereto, do not represent, in the reasonable discretion of the Majority Lenders, a substantial part of the most profitable or valuable assets of the Borrower or its Restricted Subsidiaries (provided that nothing herein shall be construed to require the Borrower to obtain the prior written consent of the Majority Lenders to any such sale of Long Term Leases); or
(d)    purchase or otherwise acquire all or substantially all the assets of any Person, unless (i) at the time of such purchase or acquisition and after giving effect thereto no Unmatured Event of Default or Event of Default shall exist, (ii) after giving effect to such purchase or acquisition the Borrower would be permitted to incur at least $1.00 of additional Indebtedness under the provisions of Sections 10.13 and 10.19 and (iii) after giving effect to such purchase or acquisition the Borrower derives at least 85% of its revenue from the ownership or management of marine, trucking or other intermodal containers of any size, function or variety for the purpose of leasing such containers to various transportation companies throughout the world.
Notwithstanding the foregoing:
(a)    the Borrower and its Restricted Subsidiaries may sell, transfer, convey, assign or otherwise dispose of finance leases of, or conditional sale agreements with respect to, Container Equipment to any Unrestricted Subsidiary;
(b)    any Wholly-owned Restricted Subsidiary may merge into the Borrower or into or with any other Wholly-owned Restricted Subsidiary;
(c)    any Wholly-owned Restricted Subsidiary may consolidate with any other Wholly-owned Restricted Subsidiary so long as immediately thereafter 100% of the Voting Stock or other ownership interest of the resulting Person is owned by the Borrower or another Wholly-owned Restricted Subsidiary; and
(d)    any Wholly-owned Restricted Subsidiary may sell, transfer, convey, lease or assign all or a substantial part of its assets to the Borrower or another Wholly-owned Restricted Subsidiary;
provided, in each of the cases described in clauses (w), (x), (y) and (z) above, written notice thereof shall have been promptly given to the Administrative Agent and the Lenders, and that immediately after such transaction and after giving effect thereto, no Event of Default or Unmatured Event of Default shall exist.
For purposes of this Section 10.11 only, a sale, transfer, conveyance, lease or other disposition of assets shall be deemed to involve a “substantial part” of the assets of the Borrower and its Restricted Subsidiaries only if the value of such assets, when added to the value of all other assets sold, transferred, conveyed, leased or otherwise disposed of by the Borrower and its Restricted Subsidiaries (other than (i) in the normal course of business or (ii) pursuant to clause (z) of this Section 10.11) during the same fiscal year, exceeds 10% of Consolidated Net Tangible Assets determined as of the end of the immediately preceding fiscal year. As used in the preceding sentence, the term “value” shall mean, with respect to any asset disposed of, such asset’s book value as of the date of disposition, with “book value” being the value of such asset as would appear immediately prior to such disposition on the balance sheet of the owner of such asset prepared in accordance with GAAP.
10.12    Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to,
(a)    use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;
(b)    immediately notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of the Administrative Agent any actions and proceedings relating to compliance with Environmental Laws; and
(c)    provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 10.12.
10.13    Funded Debt Ratio. The Borrower will not at any time permit the Funded Debt Ratio to exceed 4.0 to 1.0.
10.14    Interest Rate Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Interest Rate Agreement other than in the ordinary course of business as a bona fide hedging transaction (and not for speculation).
10.15    Consolidated Tangible Net Worth. The Borrower will not at any time permit the sum of (a) Consolidated Tangible Net Worth plus (b) the Borrower’s Investments in Unrestricted Subsidiaries (calculated as set forth in the definition of “Restricted Investments”) to be less than $855,000,000.
10.16    Ratio of Consolidated Net Income Available For Fixed Charges to Fixed Charges. The Borrower will not permit the ratio of (a) Consolidated Net Income Available for Fixed Charges to (b) Fixed Charges, determined on the last day of each fiscal quarter for the period of six consecutive fiscal quarters then ending, to be less than 1.25 to 1.0.
10.17    Modification of Certain Agreements. The Borrower will not consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, any document or instrument evidencing or applicable to any subordinated Indebtedness, if after giving effect thereto such Indebtedness would fail to satisfy the requirements of the definition of Subordinated Funded Debt.
10.18    Borrower’s and Subsidiaries’ Ownership Interests. The Borrower will not permit any Subsidiary to purchase or otherwise acquire any shares of the stock of the Borrower, and the Borrower will not take any action, or permit any Restricted Subsidiary to take any action, which will result in a decrease in the Borrower’s or any Restricted Subsidiary’s ownership interest in any Restricted Subsidiary, except as permitted by clause (x) or clause (y) of Section 10.11.

10.19    Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, incur or permit to exist any Indebtedness, except:
(a)    Indebtedness under the terms of this Agreement;
(b)    Subordinated Funded Debt;
(c)    Indebtedness now or hereafter incurred in connection with (i) Permitted Liens (including for the avoidance of doubt, the incurrence of additional Indebtedness secured by Permitted Liens so long as no Event of Default or Unmatured Event of Default would arise as a result of such incurrence) or (ii) obligations and liabilities permitted by Section 10.21;
(d)    Unsecured Senior Funded Debt;
(e)    Indebtedness reflected in the Audited Financial Statements;
(f)    Unsecured Vendor Debt;
(g)    unsecured senior Indebtedness not constituting Funded Indebtedness, and not otherwise permitted pursuant to clauses (a) through (f) above, provided that the maximum amount of Indebtedness permitted by this clause (g) shall at no time exceed 5% of Consolidated Tangible Net Worth, and such Indebtedness shall not be otherwise prohibited under this Agreement; and
(h)    other Indebtedness approved in writing by the Majority Lenders; provided that no Indebtedness otherwise permitted under clause (b), (d), (f) or (g) shall be permitted if, immediately after giving effect to the incurrence thereof, an Event of Default or Unmatured Event of Default shall exist. In no event, however (subject to the next sentence), shall any Indebtedness which is senior in right of payment to Subordinated Funded Debt (“Superior Debt”) be issued to any holder of Subordinated Funded Debt, or vice versa, if the aggregate amount of Superior Debt held by a holder of Subordinated Funded Debt (a “Simultaneous Holder”) would exceed 33-1/3% of the total amount of Superior Debt then outstanding (after giving effect to such issuance). Anything in the immediately preceding sentence to the contrary notwithstanding, none of the holders of the Subordinated Funded Debt listed on Schedule II hereto shall be deemed a Simultaneous Holder by virtue of such Subordinated Funded Debt, provided that upon the issuance of any additional Superior Debt to any of such holders while any Subordinated Funded Debt is held by it, each such holder shall be deemed a Simultaneous Holder for purposes of the immediately preceding sentence and all Superior Debt held by it shall be considered in determining the Borrower’s compliance with the provisions of such sentence.

10.20    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create or permit to exist any Lien with respect to any assets now owned or hereafter acquired, except the following (“Permitted Liens”):
(a)    Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days after receipt of notice thereof or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business, and Liens and encumbrances upon Real Estate or Fixtures (as defined in the Security and Intercreditor Agreement) not granted or created by the Borrower, but which are created pursuant to or arising under local real estate law;
(e)    Liens in existence prior to the Restatement Effective Date and listed on Schedule 10.20 and, in the case of the mortgage Lien on the property located at 55 Green Street in San Francisco, any Lien securing any refinancing of the obligations secured by such mortgage Lien so long as the amount of the obligations secured thereby is not more than 100% of the fair market value of such property at the time of, and after giving effect to, the refinancing thereof;
(f)    the interest of a Lessee in Container Equipment leased or rented to such Lessee;
(g)    Liens granted pursuant to the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement or any other Loan Document;
(h)    Liens granted after the Restatement Effective Date to secure the payment of the purchase price incurred in connection with the acquisition by the Borrower of Container Equipment only comprising Excluded Collateral from equipment manufacturers or related or representative financing entities who are not, and will not become, parties to the Security and Intercreditor Agreement or the Intercreditor Collateral Agreement, provided that the aggregate amount of all Indebtedness secured by such Liens on such Container Equipment shall not exceed an amount equal to 100% of Consolidated Tangible Net Worth;
(i)    Liens securing obligations of the Borrower and its Restricted Subsidiaries incurred in connection with the leasing of Container Equipment only comprising Excluded Collateral by the Borrower and its Restricted Subsidiaries, provided that (i) any such Lien shall be granted to the lessor of such Container Equipment, (ii) any such Lien shall attach solely to the Borrower’s or a Restricted Subsidiary’s interest in the subleases of such Container Equipment leased by the Borrower or a Restricted Subsidiary from such equipment lessor, any deposit accounts into which the proceeds of such subleases may be deposited (but only to the extent derived or allocable to such Container Equipment) and additional collateral to the extent limited to interests relating to such Container Equipment or subleases, and the proceeds of the foregoing, and (iii) such lessor shall have become a party to the Intercreditor Collateral Agreement, but shall not, with respect to the Indebtedness secured thereby, become a party to the Security and Intercreditor Agreement;
(j)    Liens granted by the Borrower to lenders who shall not, with respect to the Indebtedness secured thereby, become parties to the Security and Intercreditor Agreement assisting partnerships or other entities in the financing or refinancing of Container Equipment which will be managed by the Borrower pursuant to a Management Agreement, which liens are incidental to the financing or refinancing of such Container Equipment and which may include the Borrower’s interest, if any, in such Container Equipment, and to the extent they relate to such Container Equipment, the leases of such Container Equipment, such Management Agreement, and additional collateral to the extent limited to interests relating to such Container Equipment, and the proceeds of the foregoing, but in all cases only comprising Excluded Collateral;
(k)    Liens in connection with the acquisition of property only comprising Excluded Collateral (other than Container Equipment) after the Restatement Effective Date by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired, if the amount of the Indebtedness secured thereby is not more than 100% of the lesser of the purchase price or the fair market value of such property at the time of acquisition thereof;
(l)    Liens to Subsequent Triton Specified Equipment Lenders in respect of Subsequent Triton Specified Equipment Lender Collateral, in each case as defined in the Security and Intercreditor Agreement as in effect on the date of this Agreement, if the amount of the Indebtedness secured thereby is not less than 80%, nor more than 100% of the lesser of the purchase price or the fair market value of such property at the time of acquisition or financing thereof;

(m)    Liens granted pursuant to the Intercreditor Collateral Agreement;
(n)    Liens not otherwise permitted by the preceding clauses (a) through (m), inclusive, provided that the Indebtedness secured thereby at any one time outstanding shall not exceed an amount equal to the remainder of 5% of Consolidated Tangible Net Worth, minus the outstanding amount of all Indebtedness described in Section 10.19(h), and such Indebtedness shall otherwise be permitted under this Agreement; provided that no Lien otherwise permitted under clause (h), (i), (j), (k), (l) or (n) shall be permitted if, immediately after giving effect to the incurrence thereof, an Event of Default or Unmatured Event of Default shall exist.
10.21    Guaranties. The Borrower will not, and will not permit any Restricted Subsidiary to, become a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for (a) the endorsement, in the ordinary course of collection, of instruments payable to it or its order, (b) liabilities for partnership obligations incurred solely as a result of being a general partner in any general or limited partnership or for membership obligations incurred solely as a result of being a member in any limited liability company, and (c) Guarantee Liabilities of the Borrower not otherwise permitted pursuant to clauses (a) and (b) above so long as both before and after giving effect to the issuance of any such Guarantee Liability no Event of Default or Unmatured Event of Default shall exist.
10.22    Transactions with Related Parties. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement, including the purchase, sale, discounting, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of, and pursuant to the reasonable requirements of the Borrower’s or such Restricted Subsidiary’s business, unless on terms comparable to those which the Borrower would obtain in a comparable arm’s-length transaction with a Person not a Related Party. The parties agree that (i) employee and officer salaries and bonuses, and loans to employees or officers, shall not be considered Related Party transactions for purposes of this Section 10.22 and (ii) any sale of Container Equipment from the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary pursuant to Section 10.11(b) at the original equipment cost or Net Book Value thereof shall be deemed to be an arm’s-length transaction.
10.23    Unconditional Purchase Obligations. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

10.24    Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting the creation or assumption of any Lien upon the Borrower’s properties, revenues or assets (other than Excluded Collateral) in favor of the Collateral Agent under or in connection with the Intercreditor Collateral Agreement or the Security and Intercreditor Agreement, whether now owned or hereafter acquired, or the ability of the Borrower to amend or otherwise modify this Agreement or any other Loan Document. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the Borrower’s performance of its obligations hereunder or under any other Loan Document.
10.25    Use of Proceeds. The Borrower will (a) use the proceeds of the Loans solely for the purposes set forth in Section 9.11, (b) not permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the FRB and (c) furnish to each Lender, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.
10.26    Designation of Unrestricted Subsidiaries. The Borrower may designate any Subsidiary to be an Unrestricted Subsidiary by giving written notice from an Authorized Signatory to the Administrative Agent that the Borrower has made such designation, provided that no Subsidiary may be designated an Unrestricted Subsidiary unless such designation is treated as a sale of assets and, at the time of such action and after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred and be continuing. Any Subsidiary that has been designated an Unrestricted Subsidiary in accordance with the provisions of this Section 10.26 shall not at any time thereafter be a Restricted Subsidiary without the prior written consent of the Majority Lenders.
10.27    Restricted Payments. The Borrower will not make, directly or indirectly or through any Subsidiary, any capital distribution to any equityholder of the Borrower or any optional payment with respect to Subordinated Funded Debt if an Event of Default or Unmatured Event of Default exists or would exist after giving effect to any distribution or payment described in this Section 10.27.
10.28    Anti-Corruption Laws.
(a)    Each of the Borrower and its Subsidiaries shall (a) conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in any other applicable jurisdiction and (b) maintain policies and procedures designed to promote and achieve compliance with such laws.

(b)    The Borrower and its Subsidiaries shall not directly or indirectly use the proceeds of any Credit Extension for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or similar anti-corruption legislation in any other applicable jurisdiction.
10.29    Sanctions. The Borrower and its Subsidiaries shall not, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person in any manner that will result in a violation by the Borrower, any Subsidiary, or, to the knowledge of the Borrower, any other Person (including any Person party to this Agreement, whether as Lender, Joint Lead Arranger, Administrative Agent, Issuer or otherwise), of Sanctions.
10.30    TAL Merger. Within one Business Day after consummation of the TAL Merger, the Borrower shall deliver to the Administrative Agent a certificate certifying that after giving effect to the TAL Merger, there has not occurred a material adverse change since the date of this Agreement in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.
SECTION 11.    CONDITIONS TO EFFECTIVENESS OF RESTATEMENT OF EXISTING CREDIT AGREEMENT AND OF INITIAL AND FUTURE BORROWINGS.
11.1    Conditions to Effectiveness of Amendment and Restatement. The amendment and restatement of the Existing Credit Agreement accomplished by this Agreement shall become effective on the date specified in a written notice delivered by the Administrative Agent (the “Restatement Effective Date”) to the effect that the Administrative Agent received counterparts of this Agreement duly executed by each of the parties listed on the signature pages hereto and that all of the following conditions precedent have been satisfied:
(a)    Good Standing. The Administrative Agent shall have received certificates of good standing from the applicable public officials dated as of a current date with respect to the Borrower issued by Bermuda, the States of Nevada and California and each other state where the Borrower is qualified to do business or where, because of the nature of its respective business or properties, qualification to do business is required.
(b)    Insurance. The Administrative Agent shall have received satisfactory evidence of the existence of insurance on the property of the Borrower as required by this Agreement and the Security and Intercreditor Agreement in amounts and with insurers acceptable to the Administrative Agent and the Majority Lenders, together with evidence establishing that the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, is named as a loss payee and/or additional insured, as applicable, on all related insurance policies.

(c)    Payment of Interest, Fees and Expenses. The Administrative Agent shall have received (i) (for its own account or for the account of the Lenders, as applicable) payment in full of (A) all of the accrued interest and fees that are due and payable under the Existing Credit Agreement as of the Restatement Effective Date and (B) all of the fees that are described in Section 4.6 that are due and payable on the Restatement Effective Date; and (ii) all reasonable costs and expenses (including reasonable attorneys’ fees and charges) incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, to the extent then billed.
(d)    Receipt of Documents. The Administrative Agent shall have received all of the following, each duly executed, as appropriate, and dated as of the Restatement Effective Date (or such other date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Lender:
(i)    Notes. A Note for the account of each Lender that has requested a Note prior to the Restatement Effective Date.
(ii)    Resolutions; Consents. Copies, duly certified by the secretary or an assistant secretary of the Borrower, of (x) resolutions of the financing committee of the Borrower’s board of directors authorizing or ratifying the execution and delivery of this Agreement, the Notes and the other Loan Documents, and authorizing the borrowings by the Borrower hereunder, (y) all documents evidencing other necessary corporate action and (z) all approvals, licenses or consents, if any, required in connection with the consummation of the transactions contemplated by this Agreement, the Notes and the other Loan Documents, or a statement that no such approvals, licenses or consents are so required.
(iii)    Incumbency. A certificate of the secretary or an assistant secretary of the Borrower certifying the names of the Borrower’s officers authorized to sign this Agreement, the Notes and all other Loan Documents to be delivered hereunder, together with the true signatures of such officers.
(iv)    Waivers, Consents and Amendments. Copies of all waivers and consents of all necessary or appropriate parties, in each case as may be reasonably required by the Lenders in connection with the transactions herein contemplated.
(v)    Termination of Subordination Agreement. A termination of the Amended and Restated Subordination Agreement dated as of June 24, 1994 executed and delivered by the Borrower in favor of the lenders party to the TCI Credit Agreement (as defined in Section 11.1(g)).

(vi)    Opinion Letters. Favorable opinion letters of (A) Intermodal Finance Law P.C., counsel to the Borrower, (B) Appleby (Bermuda) Limited, special Bermuda counsel to the Borrower, and (C) Mayer Brown LLP, New York counsel to the Administrative Agent, each covering such matters, in such form and having such content, as shall be reasonably acceptable to the Administrative Agent and its counsel.
(vii)    Organizational Documents. A certificate of the secretary or assistant secretary of the Borrower certifying as to and attaching the memorandum of association (including the certificate of incorporation of the Borrower) and bye-laws of the Borrower, including all amendments or restatements thereto, as in effect on the Restatement Effective Date.
(viii)    Closing Certificate. A certificate of an Authorized Signatory of the Borrower certifying (w) that all representations and warranties of the Borrower in this Agreement and the other Loan Documents are true and correct on the Restatement Effective Date, (x) that no Event of Default or Unmatured Event of Default exists or will result from the transactions contemplated to occur on the proposed Restatement Effective Date, (y) that since the date of the Audited Financial Statements, no event has occurred which has had a Material Adverse Effect and (z) the current S&P Rating.
(e)    Financing Statements. The Administrative Agent shall have received evidence that all action has been taken with respect to the filing of Uniform Commercial Code financing statements and continuation statements necessary to perfect and maintain the Liens of the Collateral Agent under the Security and Intercreditor Agreement and the other Loan Documents in the appropriate jurisdictions.
(f)    No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2015 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to the Restatement Effective Date.
(g)    TCI Credit Agreement. The Administrative Agent shall have received evidence that the lenders and the administrative agent under the Seventh Amended and Restated Credit Agreement dated as of November 9, 2011 (the “TCI Credit Agreement”) among TCI, the lenders party thereto, and Bank of America, N.A., as administrative agent, have assigned their rights and obligations under such Credit Agreement and received in full all amounts owed to them thereunder (from the assignee or TCI or both).

(h)    Rating. The Borrower shall have obtained an S&P Rating of at least BBB for the credit facility evidenced by this Agreement.
(i)    Projections. The Administrative Agent shall have received projected financial statements for the Borrower through December 31, 2019.
(j)    Other. The Administrative Agent and the Lenders shall have received such other documents, certifications or information as the Administrative Agent or any Lender may reasonably request.
Without limiting the generality of the provisions of the last paragraph of Section 13.3(e), for purposes of determining compliance with the conditions specified in this Section 11.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
11.2    All Credit Extensions. The obligation of each Lender to make any Loan and of each Issuer to issue each Letter of Credit is subject to the following further conditions precedent that:
(a)    Default. Before and after giving effect to such Credit Extension, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.
(b)    Insurance. The Borrower shall be in compliance with all of its obligations under Section 10.6.
(c)    Representations and Warranties. Before and after giving effect to such Credit Extension, the representations and warranties in Section 9, and in any other agreement or certification given by the Borrower or any Subsidiary or any officer thereof pursuant to this Agreement, shall be true and correct in all material respects as though made on the date of such Credit Extension. The Borrower further agrees that all of its representations and warranties set forth in the Security and Intercreditor Agreement shall be deemed to be representations and warranties made pursuant to Section 9, as though set forth therein for all purposes, including for purposes of this Section 11.2(c), provided that the representations and warranties set forth in Section 2.2 of the Security and Intercreditor Agreement may also be subject to a report regarding representations and warranties pursuant to Section 10.2(f) (subject to the limitations set forth in the proviso set forth in Section 10.2).
(d)    Request for Borrowing or Issuance Request. The Administrative Agent shall have received a Loan Request in accordance with Section 2.4 or an Issuance Request in accordance with Section 5.1.

(e)    Certification. The Borrower shall have delivered to the Administrative Agent a certificate of the Borrower, signed on the Borrower’s behalf by its Authorized Signatory, as to the matters set out in Sections 11.2(a), (b) and (c). Each request for a Credit Extension, and the acceptance by the Borrower of the proceeds of any Borrowing, shall constitute a certification required by this clause (e) that on the date of such Credit Extension (both immediately before and after giving effect thereto) the statements made in Sections 11.2(a), (b) and (c) are true and correct.
(f)    Borrowing Base Certificate. The Borrower shall have delivered to the Administrative Agent a duly completed and executed Borrowing Base Certificate (which may be the most recent Borrowing Base Certificate delivered by the Borrower pursuant to Section 10.1(f) or this Section 11.2(f)) demonstrating (a) that such Borrowing Base is sufficient to cover such Credit Extension after giving effect to such Credit Extension and (b) the effect of such Credit Extension on the Borrowing Base.
SECTION 12.    EVENTS OF DEFAULT AND REMEDIES.
12.1    Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
(a)    Non-Payment. Default in the payment, when due, (i) of any principal of any Loan or Reimbursement Obligation; or (ii) of any interest on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder and the continuance thereof for five days.
(b)    Non-Payment of other Indebtedness. Default in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any Indebtedness of, or guaranteed by, the Borrower or any Restricted Subsidiary having a principal amount, individually or in the aggregate, in excess of $5,000,000 (other than (i) any Indebtedness of any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary and (ii) the Indebtedness described in clause (a) above).
(c)    Default or Acceleration of other Indebtedness. Any event or condition (other than any event described in Section 12.1(b) above) shall occur which results in the acceleration of the maturity of any Indebtedness of, or guaranteed by, the Borrower or any Restricted Subsidiary having a principal amount, individually or in the aggregate, in excess of $5,000,000 (other than (i) any Indebtedness of any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary and (ii) the Indebtedness described in clause (a) above) or enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness.

(d)    Other Obligations. Default in the payment when due, whether by acceleration or otherwise, or in the performance or observance of (i) (subject to any applicable grace period) any obligation or agreement of the Borrower or any Restricted Subsidiary to or with any Lender (other than any obligation or agreement of the Borrower hereunder or under any Note or described in Section 12.1(b) or 12.1(c)) in excess of $5,000,000 individually or in the aggregate, and not arising from clerical oversight or being contested in good faith and with adequate reserves in accordance with GAAP, or (ii) (subject to any applicable grace period) any material obligation or agreement of the Borrower or any Restricted Subsidiary to or with any other Person (other than (x) any such material obligation or agreement constituting or related to Indebtedness, (y) accounts payable arising in the ordinary course of business or (z) any material obligation or agreement of any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary), except only to the extent that the existence of any such default is being contested by the Borrower or such Restricted Subsidiary, as the case may be, in good faith and by appropriate proceedings and the Borrower or such Restricted Subsidiary shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.
(e)    Insolvency. The Borrower or any of its Restricted Subsidiaries becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Borrower or such Restricted Subsidiary or a substantial part of the property of the Borrower or such Restricted Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property of the Borrower or any of its Restricted Subsidiaries and is not discharged within 60 days; or any proceeding under any Debtor Relief Law is instituted by or against the Borrower or any of its Restricted Subsidiaries and, if instituted against the Borrower or any of its Restricted Subsidiaries, is consented to or acquiesced in by the Borrower or such Restricted Subsidiary or remains for 60 days undismissed; or any warrant of attachment is issued against any substantial part of the property of the Borrower or any of its Restricted Subsidiaries which is not released within 60 days of service.
(f)    Pension Plans. A Termination Event occurs with respect to any Pension Plan if, at the time such Termination Event occurs, such Pension Plan’s then “vested liabilities” (as defined in section 3(25) of ERISA) would exceed the then value of such Pension Plan’s assets by an amount greater than 3% of Consolidated Tangible Net Worth as of such date and the Majority Lenders reasonably believe that such Termination Event may result in material liability to the Borrower.

(g)    Specific Defaults. Failure by the Borrower to comply with or perform any covenant set forth in Section 10.2(a), 10.5, 10.11 through 10.16, 10.19, 10.20, 10.21, 10.24, 10.25, 10.26, 10.27, 10.28, 10.29 or 10.30.
(h)    Other Defaults. Default in the performance of any of the Borrower’s agreements herein set forth (and not constituting an Event of Default under any of the other clauses of this Section 12.1) and continuance of such default for 30 days after the earlier of (a) the date upon which an Authorized Signatory of the Borrower or any Restricted Subsidiary knew or reasonably should have known of such default or (b) the date upon which notice thereof is given to the Borrower by the Administrative Agent or any Lender.
(i)    Obligations Under other Loan Documents. Default (subject to any applicable grace period) in the performance of any of the Borrower’s agreements set forth in the Security and Intercreditor Agreement or any other Loan Document (and not constituting an Event of Default under any of the other clauses of this Section 12.1).
(j)    Representations and Warranties. Any representation, warranty, certification or statement of fact made by the Borrower herein or in any other Loan Document is untrue in any material respect on the date made, or any schedule, statement, report, notice, certificate or other writing furnished by the Borrower to the Lenders is untrue in any material respect on the date as of which the facts set forth therein are stated or certified, or any certification made or deemed made by the Borrower to the Lenders is untrue in any material respect on or as of the date made or deemed made.
(k)    TCIL Change of Control. Any TCIL Change of Control shall occur.
(l)    Litigation. There shall be entered against the Borrower or any Restricted Subsidiary one or more judgments or decrees in excess of the greater of (x) $1,000,000 and (y) 3% of the Consolidated Tangible Net Worth in the aggregate at any one time outstanding (excluding any judgments or decrees (i) that shall have been outstanding less than 60 calendar days from the entry thereof or (ii) for and to the extent which the Borrower or such Restricted Subsidiary is insured and with respect to which the insurer has assumed responsibility therefor in writing or for and to the extent which such Person is otherwise indemnified if the terms of such indemnification are satisfactory to the Majority Lenders), and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
(m)    Security and Intercreditor Agreement; Intercreditor Collateral Agreement. There shall have occurred an Event of Default under, and as defined in, the Security and

Intercreditor Agreement, or a breach by the Borrower of any of its obligations under the Intercreditor Collateral Agreement.
(n)    Impairment of Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Person party thereto; the Borrower or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Liabilities shall, in whole or in part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by such Loan Document.
12.2    Remedies. If any Event of Default described in Section 12.1 shall exist, the Administrative Agent may, or upon request of the Majority Lenders, shall (a) declare all or a portion of the Commitments to be terminated and/or all or a portion of the Loans and other Liabilities to be due and payable, whereupon to the extent so declared the Commitments shall immediately terminate and/or the outstanding Loans and other Liabilities shall become immediately due and payable, all without notice of any kind (except that if an event described in Section 12.1(e) occurs, the Commitments shall immediately terminate and all outstanding Loans and other Liabilities shall become immediately due and payable without declaration or notice of any kind) and/or (b) demand that the Borrower immediately deliver to the Administrative Agent Cash Collateral in an amount equal to all Letter of Credit Outstandings. The Administrative Agent shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Without limiting the foregoing provisions of this Section 12.2, if an Event of Default exists, the Administrative Agent may exercise all rights and remedies available upon an Event of Default pursuant to any Loan Document and applicable law.
SECTION 13.    ADMINISTRATIVE AGENT.
13.1    Appointment and Authority. Each of the Lenders and the Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

13.2    Non-Reliance on Administrative Agent. Each Lender and the Issuers acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Lender-Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Lender-Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
13.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or an Unmatured Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Related Parties that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 15.2 and 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Unmatured Event of Default unless and until notice describing such Event of Default or Unmatured Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuer; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or an Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 11 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
13.4    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
13.5    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
13.6    Resignation of Administrative Agent. (0) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(a)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(b)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.7 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 15.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Lender-Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(c)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuer. If Bank of America resigns as Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuer and all Letter of Credit Outstandings with respect thereto, including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in unpaid and outstanding Reimbursement Obligations pursuant to Sections 5.4 and 5.5. Upon the appointment of a successor Issuer hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer, (ii) the retiring Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
13.7    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Lender-Related Parties. The exculpatory provisions of this Section shall apply to any such sub agent and to the Lender-Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

13.8    No other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Book Runner, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuer hereunder.
13.9    Funding Reliance.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Alternate Base Rate Loans, prior to 10:30 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(c) (or, in the case of a Borrowing of Alternate Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.4(c)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to the Borrower to the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuer, in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)    A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 13.9 shall be conclusive, absent manifest error.
13.10    Administrative Agent may File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Administrative Agent under Sections 4.3, 4.4, 4.5, 4.6 and 15.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.5, 4.6 and 15.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Liabilities or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 14.    RESTATEMENT OF EXISTING CREDIT AGREEMENT.
14.1    Restatement; Reallocation.
(a)    Effective on the Restatement Effective Date (i) the Existing Credit Agreement shall be deemed to be restated in the form hereof (except such provisions thereof which by their terms survive any termination thereof (without duplicating the obligations of the Borrower under this Agreement)), (ii) each “Letter of Credit” outstanding under the Existing Credit Agreement shall be deemed to be a Letter of Credit hereunder and (iii) the Commitments of the Lenders shall be reallocated in accordance with the terms hereof and each Lender shall have a direct or participation share equal to its Percentage of all outstanding Credit Extensions (including each of the Letters of Credit referred to in clause (ii) above). The Borrower, the Administrative Agent and the Original Lenders hereby agree that the Borrower will pay, on the Restatement Effective Date, all interest, fees and other amounts (including amounts payable pursuant to Section 7.5 of the Existing Credit Agreement, assuming for such purpose that the loans under the Existing Credit Agreement are being prepaid rather than reallocated on the Restatement Effective Date) owed to the Original Lenders under the Existing Credit Agreement.
(b)    To facilitate the reallocation described in clause (a) above, on the Restatement Effective Date, (i) all revolving loans under the Existing Credit Agreement shall be deemed to be Loans hereunder, (ii) each Lender that is a party to the Existing Credit Agreement shall transfer to the Administrative Agent an amount equal to the excess, if any, of such Lender’s Percentage of all outstanding Loans hereunder (including any Loans requested by the Borrower on the Restatement Effective Date) over the amount of all of such Lender’s loans under the Existing Credit Agreement, (iii) the Administrative Agent shall apply the funds received from the Lenders pursuant to clause (ii) above, first, on behalf of the Lenders (pro rata according to the amount of the loans each is required to purchase to achieve the reallocation described in clause (a)), to purchase from each Exiting Lender the loans of such Exiting Lender under the Existing Credit Agreement (and, if applicable, to purchase from any Original Lender that is a party hereto but which has loans under the Existing Credit Agreement in excess of such Lender’s Percentage of all then-outstanding Loans hereunder (including any Loans requested by the Borrower on the Restatement Effective Date), a portion of such loans equal to such excess), second, to pay to each Original Lender all interest, fees and other amounts (including amounts payable pursuant to Section 7.5 of the Existing Credit Agreement, assuming for such purpose that the loans under the Existing Credit Agreement are being prepaid rather than reallocated on the Restatement Effective Date) owed to such Original Lender under the Existing Credit Agreement (whether or not otherwise then due) and, third, as the Borrower shall direct, and (iv) the Borrower shall select new Interest Periods to apply to all Loans hereunder (or, to the extent the Borrower fails to do so, such Loans shall become Alternate Base Rate Loans).
14.2    Deletion of Lenders. On the Restatement Effective Date, each Exiting Lender shall cease to be a “Lender” under and for all purposes of the Existing Credit Agreement as amended and restated by this Agreement and shall have no rights or obligations thereunder, except for (a) rights to receive payment of indemnities, reimbursements and other similar amounts from the Borrower (including rights under Section 15.5 of the Existing Credit Agreement), and (b) obligations to indemnify, reimburse or make payment to the Administrative Agent, any Lender or the Borrower with respect to actions, failures to act, conditions, circumstances or events on or prior to the date of such effectiveness.
14.3    Non-Recourse to Original Lenders; No Warranty or Representations; Independent Credit Analysis. The payments to any of the Original Lenders and the borrowings from any other Original Lender specified in Section 14.1 shall be without recourse to the Administrative Agent, any of the Original Lenders, any of their respective Affiliates or any of their respective officers, directors, agents or employees.
SECTION 15.    GENERAL.
15.1    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
15.2    Waivers and Amendments.
(a)    Generally. Except as otherwise specifically provided for in this Agreement, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any other Loan Document shall in any event be effective unless the same shall be in writing and signed and delivered by the Majority Lenders and acknowledged by the Administrative Agent, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:
(i)    unless consented to by each Lender affected thereby, (A) increase or extend a Commitment of any Lender or subject any Lender to any additional obligation, (B) reduce the principal of, or interest on, any Loan or any fee or other Liability payable hereunder or (C) postpone any date fixed for any payment of principal of, or interest on, any Loan or any fee or other Liability hereunder,
(ii)    unless consented to by each Lender, (A) waive any condition specified in Section 11.1, (B) change the Percentages or the aggregate unpaid principal amount of the Loans, or the number of Lenders which shall be required to take action hereunder, or the definition of “Majority Lenders” or (C) change any provision of this Section 15.2 or
(iii)    unless consented to by Lenders having aggregate Percentages of 66 2/3% or more, amend any provision of this Agreement that would affect the amount of the Borrowing Base in a manner adverse to the Lenders. No provision of this Agreement (including Section 13) or of any other Loan Document which relates to the rights or duties of the Administrative Agent shall be amended, modified or waived without the written consent of the Administrative Agent, and no provision of this Agreement or any other Loan Document relating to the rights or duties of any Issuer in its capacity as such shall be amended, modified or waived without the written consent of such Issuer.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
(b)    Most Favored Lending Status. If at any time the Borrower is a party to any agreement, instrument or other document relating to Indebtedness of the Borrower that has an aggregate principal amount of at least $20,000,000 (any such agreement, instrument or other document, or amendment, restatement, supplement or other modification thereto, a “More Favorable Lending Agreement”), which agreement, instrument or other document includes any financial covenant (whether affirmative or negative and whether maintenance or incurrence) that is more restrictive on the Borrower than the financial covenants of this Agreement or that is not provided for in this Agreement (any such covenant, a “More Favorable Provision”), then the Borrower shall promptly, and in any event within five Business Days after becoming party to such More Favorable Lending Agreement, notify the Administrative Agent (which shall promptly advise each Lender) of such More Favorable

Lending Agreement. Such notice shall include a verbatim statement of each More Favorable Provision in such More Favorable Lending Agreement. Thereupon, unless waived in writing by the Majority Lenders within five Business Days after the Administrative Agent’s receipt of such notice, each such More Favorable Provision, including any subsequent loosening thereof (but not to levels less restrictive than those that would otherwise be in effect if it were not for the operation of this Section 15.2(b)), shall be deemed incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, effective as of the date when such More Favorable Provision (or loosening thereof in accordance with the foregoing parenthetical, as applicable) became effective under such More Favorable Lending Agreement (any More Favorable Provision incorporated herein or subsequently loosened, as applicable, an “Incorporated Provision”). No Incorporated Provision may be waived, amended or modified without the written consent of the Majority Lenders. Thereafter, upon the request of the Majority Lenders, the Borrower and the Majority Lenders shall enter into an amendment to this Agreement evidencing the incorporation of such Incorporated Provision substantially as provided for in such More Favorable Lending Agreement; provided that no such amendment shall in any way be required to make any Incorporated Provision effective. Each Incorporated Provision shall (i) remain unchanged herein notwithstanding any subsequent waiver, amendment or other modification of the More Favorable Lending Agreement giving rise to such Incorporated Provision (except to the extent that an amendment or other modification results in such provision being more restrictive than such Incorporated Provision or less restrictive but only to the extent that such loosening would not fall below the levels that would otherwise be in effect if it were not for the operation of this Section 15.2(b), in which case such Incorporated Provision shall be amended or modified to become equally restrictive or less restrictive, as applicable) and (ii) be deemed deleted from this Agreement at such time as the applicable More Favorable Lending Agreement is fully terminated and no amounts are outstanding thereunder so long as, at the time of such termination, no Event of Default or Unmatured Event of Default exists.
15.3    Notices.
(a)    Notices Generally. Except as otherwise expressly provided herein, any notice hereunder to the Borrower, the Administrative Agent, any Issuer or any Lender shall be in writing (including facsimile communication) and shall be given (i) if to the Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule 10.2, and (ii) if to any Lender or any Issuer, at its address or facsimile number set forth in its Administrative Questionnaire or, in each case, at such other address or facsimile number as the recipient may, by written notice, designate as its address or facsimile number for purposes of notices hereunder. All such notices shall be deemed to be given when transmitted by facsimile, when personally delivered or, in the case of a mailed notice, when sent by registered or certified mail, postage prepaid, in each case addressed as specified in this Section 15.3;

provided that notices to the Administrative Agent under Section 2, Section 6 and this Section 15.3 shall not be effective until actually received by the Administrative Agent.
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuer pursuant to Section 2 if such Lender or such Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Issuers or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. The Borrower hereby acknowledges that the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER

MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Lender-Related Parties (collectively, the “Administrative Agent Parties”) have any liability to the Borrower, any Lender, any Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, through any other electronic platform or electronic messaging service or through the Internet.
(d)    Reliance by the Administrative Agent, the Issuers and the Lenders. The Administrative Agent, the Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Requests, and Issuance Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuer, each Lender and the Lender-Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
15.4    USA Patriot Act Notice. Each of the Administrative Agent and the Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent or the Lenders, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
15.5    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (including the reasonable fees, charges and disbursements of in-house counsel, provided such fees and expenses are set forth in reasonable and appropriate detail) and of local counsel, if any, who may be retained by such counsel)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this

Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by each Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuer (including reasonable fees, charges and disbursements of in-house counsel of the Administrative Agent, such Lender or such Issuer, provided such fees, charges and disbursements are set forth in reasonable and appropriate detail)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.
(b)    The Borrower shall indemnify the Administrative Agent (and any subagent thereof), each Lender, each Issuer and each Lender-Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (including the fees and time charges and disbursements for in-house counsel to such Indemnitee, provided such fees and time charges are set forth in reasonable detail)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower but excluding such Indemnitee and its Lender-Related Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Lender-Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any other liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) above to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuer or any Lender-Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuer or such Lender-Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuer in its capacity as such, or against any Lender-Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are several and not joint.
(d)    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    All amounts due under this Section shall be payable on demand.

(f)    The agreements in this Section and the indemnity provisions in Section 15.3(d) shall survive the resignation of the Administrative Agent and Bank of America in its capacity as an Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other obligations of the Borrower under this Agreement and the other Loan Documents.
15.6    Governing Law; Entire Agreement. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. All obligations of the Borrower and rights of the Lenders and the Administrative Agent expressed herein, in the Notes or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.
15.7    Successors and Assigns. This Agreement shall be binding upon the Borrower, the Lenders, the Issuers and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders, the Issuers and the Administrative Agent and the respective successors and assigns of the Lenders, the Issuers and the Administrative Agent. The Borrower shall not assign its rights or duties hereunder without the consent of the Administrative Agent and all of the Lenders, and the rights of sale and assignment and transfer of the Loans are subject to Section 15.8.
15.8    Assignments and Participations.
(a)    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in Letters of Credit) at the time owing to it); provided that
(i)    except in the case of an assignment (x) of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or (y) to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment of such Lender (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it no such assignment shall leave the assigning Lender with Commitments of less than $10,000,000;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned;
(iii)    any assignment of a Commitment must be approved by the Administrative Agent and the Issuers unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 15.8, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Any attempted assignment and delegation not made in accordance with this Section 15.8 shall be null and void.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (b) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 7.1, 7.5, 7.8 and 15.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. If requested by the assignee Lender, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.
(b)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each of the Borrower, the Lenders and the Issuers at any reasonable time and from time to time upon reasonable prior notice.
(c)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender, a Disqualified Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or Loans (including such Lender’s participations in Letters of Credit) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Participant shall be bound by Section 15.17 and (iv) the Borrower, the Administrative Agent, the Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding anything to the contrary herein, a Lender may not enter into any agreement or arrangement with the Borrower or any of the Borrower’s Affiliates or Subsidiaries that would have an economic effect substantially similar to an assignment or a participation of all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or Loans (including such Lender’s participations in Letters of Credit) owing to it). For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.5(c) without regard to the existence of any participation.
(d)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 15.2 that affects such Participant. Subject to clause (e) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 7.1, 7.5 and 7.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) above. To the extent permitted by law, each

Participant also shall be entitled to the benefits of Section 6.4 as though it were a Lender, provided such Participant agrees to be subject to Section 6.5 as though it were a Lender.
(e)    A Participant shall not be entitled to receive any greater payment under Section 7.1 or 7.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is organized under the laws of a jurisdiction other than the United States shall not be entitled to the benefits of Section 7.8 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with the last paragraph of Section 7.8 as though it were a Lender.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 13.9(b). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 7.1), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such

SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) subject to Section 15.17, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
(h)    Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to clause (a) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuer. In the event of any such resignation as an Issuer, and if there are no other Issuers at the time of such resignation, the Borrower shall be entitled to appoint from among the Lenders willing to serve in such capacity a successor Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as an Issuer. If Bank of America resigns as an Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuer and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Loans that are Alternate Base Rate Loans or fund risk participations in Letters of Credit pursuant to Section 5.4). Upon the appointment of a successor Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer, as the case may be, and (ii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America that are outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
(i)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuer or any Lender hereunder

(and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
15.9    Survival. The obligations of the Borrower under Sections 7 and 15.5, and the obligations of the Lenders under Section 15.5(c), shall in each case survive any termination of this Agreement, the payment in full of all Liabilities and the termination of all Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.
15.10    Effect of Amendment and Restatement.
(a)    This Agreement is an amendment and restatement of the terms and provisions of the Existing Credit Agreement. Neither the execution and delivery of this Agreement by the Borrower or any Lender, nor any of the terms or provisions contained herein, shall be construed (a) to be a payment on or with respect to the Indebtedness outstanding under the Existing Credit Agreement or (b) to release, terminate or otherwise adversely affect all or any part of any Lien heretofore granted to or retained by the Collateral Agent with respect to any Collateral. Without limiting the foregoing, the Borrower hereby ratifies and confirms the grant of security interest pursuant to, and all other terms and provisions of, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and each other Collateral Document.
(b)    The Borrower confirms to the Administrative Agent and the Lenders that (i) each Collateral Document continues in full force and effect on the Restatement Effective Date after giving effect to this Agreement and is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity; (ii) the obligations and liabilities secured under each Collateral Document include all obligations and liabilities of the Borrower under this Agreement; and (iii) each reference in the Collateral Documents to the “Credit Agreement” or the “Member Bank Credit Agreement” or similar terms shall, on and after the Restatement Effective Date, be deemed to be a reference to this Agreement.
(c)    When counterparts executed by all the parties shall have been lodged with the Administrative Agent (or, in the case of any Lender as to which an executed counterpart shall not have been so lodged, the Administrative Agent shall have received facsimile or other written confirmation from such Lender) and all of the conditions set forth in Section 11 shall have been satisfied, this Agreement shall become effective as of the date hereof, and at such time the Administrative Agent shall notify the Borrower and each Lender.
(d)    The Borrower, the Lenders that are party to the Existing Agreement and Bank of America, N.A., as administrative agent under the Existing Agreement, acknowledge and agree that upon the effectiveness of this Agreement on the Effective Date, the Existing Agreement shall terminate and be of no further force or effect (except that any provision thereof which by its terms survives termination thereof shall continue in full force and effect for the benefit of the applicable party or parties), all without any other action by any Person.
15.11    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 15.11, if and to the extent that the enforceability of any provision in this Agreement relating to Defaulting Lenders shall be limited by any Debtor Relief Law, as determined in good faith by the Administrative Agent or an Issuer, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.
15.12    Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute together but one and the same Agreement. Delivery of a counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually-executed original counterpart hereof.
15.13    Investment. Each Lender represents and warrants that: (a) it is acquiring any Note to be issued to it hereunder for its own account as a result of making a loan in the ordinary course of its commercial banking business and not with a view to the public distribution or sale thereof, nor with any present intention of selling or distributing such Note, but subject, nevertheless, to possible assignments or participations thereof pursuant to Section 15.8 and to any legal or administrative requirement that the disposition of such Lender’s property at all times be within its control, and (b) in good faith it has not and will not rely upon any margin stock (as such term is defined in Regulation U of the FRB) as collateral in the making and maintaining of its Loans.
15.14    Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
15.15    Forum Selection and Consent to Jurisdiction. SUBJECT TO ANY CONTRARY PROVISION IN THE SECURITY AND INTERCREDITOR AGREEMENT RELATING TO FORUM SELECTION BY THE COLLATERAL AGENT WITH RESPECT TO ACTIONS BROUGHT THEREUNDER BY THE COLLATERAL AGENT, ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY ISSUER, ANY LENDER OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
15.16    Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE ISSUERS, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE ISSUERS, THE LENDERS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE ISSUERS AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT.
15.17    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, each Lender and each Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Lender-Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it and its Lender-Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Lender-Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information of a non-public, confidential and proprietary nature received from the Borrower or any Subsidiary relating to the

Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
The Administrative Agent, the Lenders and the Issuers acknowledge that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.
15.18    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.
15.19    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuer or any Lender, or the Administrative Agent, any Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Liabilities and the termination of this Agreement.

15.20    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Joint Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Joint Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
15.21    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Loan Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further that if a Lender requests an original Note, such Lender shall be under no obligation to accept an electronic signature on such Note.

15.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any the parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
TRITON CONTAINER INTERNATIONAL LIMITED

By:
Name:
Title:

Signature Page to TCIL Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to TCIL Credit Agreement

BANK OF AMERICA, N.A., as a Lender and as an Issuer

By:
Name: Matthew N. Walt
Title: Vice President

Signature Page to TCIL Credit Agreement

MUFG UNION BANK, N.A.

By:
Name:
Title:

Signature Page to TCIL Credit Agreement

SUNTRUST BANK

By:
Name:
Title:

Signature Page to TCIL Credit Agreement

WELLS FARGO BANK, N.A.,

By:
Name:
Title:

Signature Page to TCIL Credit Agreement